UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant   ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Schlumberger N.V. (Schlumberger Limited)

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Schlumberger Limited

42, rue Saint-Dominique

75007 Paris, France

5599 San Felipe, 17th Floor

Houston, Texas 77056

Parkstraat 83

2514 JG The Hague

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 9, 2014

February 12, 2014

The 2014 Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 9, 2014 at 10:00 a.m., Curaçao time, for the following purposes:

1.	To elect the 11 directors named in this proxy statement.

2.	To approve, on an advisory basis, the Company’s executive compensation.

3.	To report on the course of business during the year ended December 31, 2013, and to approve the Company’s Consolidated Balance Sheet as at December 31, 2013, its Consolidated Statement of Income for the year ended December 31, 2013, and the declarations of dividends by the Board of Directors in 2013, as reflected in the Company’s 2013 Annual Report to Stockholders.

4.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2014.

Action will also be taken on such other matters as may properly be brought before the meeting.

The close of business on February 19, 2014 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

ALEXANDER C. JUDEN

Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker. Brokers cannot vote for Items 1 or 2 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Stockholders to Be Held on April 9, 2014:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s 2013 Annual Report to Stockholders, are available free of charge on the Company’s website at http://investorcenter.slb.com.

i

PROXY STATEMENT

February 12, 2014

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at its 2014 annual general meeting of stockholders, which will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 9, 2014 beginning at 10:00 a.m., Curaçao time. To gain admittance to the meeting, stockholders of record and beneficial owners as of February 19, 2014 must present a passport or other government-issued identification bearing a photograph and, for beneficial owners, proof of ownership, such as the top half of the proxy card or voting instruction card that was sent to you with this proxy statement.

The approximate mailing date of this proxy statement is February 20, 2014. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information. The Schlumberger 2013 Annual Report to Stockholders is provided concurrently with this proxy statement, and stockholders should refer to its contents in considering agenda Item 3.

Items to be Voted on at the Annual Meeting

The agenda for the 2014 annual general meeting includes the following items:

Agenda Item	Board Recommendation
• Item 1: Election of 11 directors	FOR

• Item 2: Advisory resolution to approve executive compensation	FOR

• Item 3: Approval of the Company’s Consolidated Balance Sheet as at December 31, 2013, its Consolidated Statement of Income for the year ended December 31, 2013, and the declarations of dividends by the Board of Directors in 2013

FOR

• Item 4: Appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor	FOR

Record Date; Proxies

Each stockholder of record at the close of business on the record date, February 19, 2014, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on with respect to each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in Curaçao and, as required by Curaçao law, meetings of stockholders are held in Curaçao. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Shares Outstanding

There are approximately 1,306,440,330 shares of Schlumberger common stock outstanding and entitled to vote.

Quorum

Holders of at least one-half of the outstanding shares entitling the holders thereof to vote at the meeting must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting.

Votes Required to Adopt Proposals

To be elected, director nominees must receive a majority of votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda also requires the affirmative vote of the majority of votes cast.

Effect of Abstentions and Broker Non-Votes

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary voting authority and have not received instructions from the beneficial owner of the shares as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner, as follows:

Discretionary Items. Under NYSE rules, brokers will have discretion to vote on Items 3 (financial statements) and 4 (appointment of auditors) without instructions from the beneficial owners.

Nondiscretionary Items. Brokers cannot vote on Items 1 (election of directors) or 2 (advisory vote to approve executive compensation) without instructions from the beneficial owners. Therefore, if your shares are held in “street name” by a broker and you do not instruct your broker how to vote on the election of directors or the advisory vote to approve executive compensation, your broker will not be able to vote for you on those matters.

Abstentions and broker non-votes will not be tabulated in determining the outcome of the vote on the election of directors or on any of the other proposals.

Voting Procedures

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy:

•	by the internet at the following internet address: http://www.proxyvote.com;

•	telephonically by calling 1-800-690-6903; or

•	by completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on Tuesday, April 8, 2014. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you are a stockholder with shares registered in your name with Computershare and you submit a properly executed proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the polls close by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

ITEM 1. ELECTION OF DIRECTORS

All of our directors are elected annually at our annual general meeting of stockholders. Our stockholders are requested to elect a Board of Directors of 11 members, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders at the 2013 annual general meeting, except for Ms. Kempston Darkes, who is not currently a director. All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, the Board of Directors may designate a substitute nominee or reduce the size of the Board of Directors. If the Board designates a substitute nominee, proxies may be voted for that substitute nominee. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Our Corporate Governance Guidelines provide that non-executive directors are eligible to be nominated for re-election up to their 70th birthday, and executive directors are eligible to be nominated for re-election up to their 65th birthday. However, on the recommendation of the Nominating and Governance Committee, the Board may make case-by-case exceptions if it deems such exception to be in the best interests of the Company. In July 2013, the Board of Directors, on the recommendation of the Nominating and Governance Committee, agreed to nominate Tony Isaac, 72, our current non-executive Chairman of the Board, for re-election to the Board.

Having reached the normal retirement age of 70 under our Corporate Governance Guidelines, Adrian Lajous will not be standing for re-election at our annual meeting. Our Board extends gratitude to Mr. Lajous for 12 years of service. As a result of Mr. Lajous’ retirement, and assuming the election of all director nominees, the size of the Board will remain at 11.

Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of each of the 11 nominees named below.

Required Vote

Each director nominee must receive a majority of the votes cast to be elected. If you hold your shares in “street name,” please be aware that brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR All Nominees.

Director Nominees

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations.” The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them and information regarding each nominee’s director qualifications, are set forth below. There are no family relationships among executive officers and directors of the Company.

New Director Nominee

MAUREEN KEMPSTON DARKES, 64, retired, was Group Vice President and President Latin America, Africa and Middle East, of General Motors Corporation, an automotive manufacturer, from January 2002 until her retirement in December 2009, and was a member of the General Motors Automotive Strategy Board from

January 2002 to December 2009.1 Ms. Kempston Darkes has been a director of Enbridge Inc., a leading energy transportation and distribution company, since November 2010, and is a member of its corporate social responsibility and its human resources and compensation committees. She also is a member of the board of directors of Brookfield Asset Management Inc., a global asset management company (since April 2008), where she chairs the risk management committee and is a member of its resources and compensation committee; Balfour Beatty plc, an infrastructure services company (since July 2012), where she chairs the business practices committee and is a member of the nomination committee; and Canadian National Railway Company (since 1995), where she chairs the environment, safety and security committee, and is a member of the audit, human resources/compensation and strategic planning committees. The Board believes that it will benefit greatly from Ms. Kempston Darkes’ extensive automotive industry experience, as the Company continues to focus on product reliability and execution. The Board further believes that she will bring proven leadership abilities and experience in Latin America, Africa and the Middle East, enabling her to make valuable contributions to the Board. The Board also believes that it will benefit greatly from Ms. Kempston Darkes’ audit committee experience and financial expertise.

Current Directors

PETER L.S. CURRIE, 57, has been a director of the Company since 2010. Since April 2004, Mr. Currie has been President of Currie Capital LLC, a private investment firm. Mr. Currie is the Lead Independent Director at Twitter, Inc., where he chairs both the audit committee and the nominating and governance committee, having served on its board since November 2010. From 2006 to 2010, he was a director of Sun Microsystems, a network computing infrastructure product and service company, and a member of its audit committee. Mr. Currie also was a director of Clearwire Corporation, a wireless internet service provider, from 2005 to June 2011. Mr. Currie also is a director at several private companies. Mr. Currie brings to the Board strong financial and operational expertise as a result of his extensive board and committee experience at both public and private companies; experience as Chief Financial Officer of two public companies (McCaw Cellular Communications Inc. and Netscape Communications Corp.); and experience in senior operating positions in investment banking, venture capital and private equity.

TONY ISAAC, 72, retired, has been a director of the Company since 2003, and is the non-executive Chairman of the Board. He was the former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006, when he retired. Since 2006, Mr. Isaac has been the senior non-executive director of the Hogg Robinson Group, a corporate travel services company, where he serves on its remuneration and nomination committees, and is chairman of its audit committee. From October 2000 to July 2013, he served on the board of GDF SUEZ Energy International (formerly known as International Power plc), an independent power producer, and was chairman of its audit committee from February 2011 to August 2012. Mr. Isaac brings to the Board extensive experience serving on boards of large, multinational companies. As a former chief executive, Mr. Isaac also has valuable experience in the operation of a worldwide business faced with a myriad of international business and political issues. The Board believes that Mr. Isaac’s experience as senior non-executive director of all boards on which he has served makes him a highly effective non-executive Chairman of the Board, and for these reasons the Board decided to nominate Mr. Isaac for an additional term as a member of the Schlumberger Board.

K. VAMAN KAMATH, 66, has been a director of the Company since 2010. He has been the non-executive Chairman of the Board of ICICI Bank Limited, a banking institution, since May 2009, and was Managing Director and Chief Executive Officer of ICICI Bank Limited from 2002 to May 2009. He chairs its board governance, remuneration and nomination committee, as well as its credit, risk and customer service committees,

[1]	General Motors Corporation (“GM”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on June 1, 2009. None of the operations for which Ms. Kempston Darkes was directly responsible in Latin America, Africa and the Middle East were included in the bankruptcy filing. GM emerged from bankruptcy protection on July 10, 2009.

and is a member of its fraud monitoring, information technology strategy committee. Mr. Kamath was the non-executive Chairman of the Board at Infosys Limited, an information technology services company, from August 2011 to May 2013, and has been its Lead Independent Director since then, having served on Infosys’ board of directors since May 2009. Mr. Kamath also serves on Infosys’ audit committee and its management development and compensation committee. Mr. Kamath brings to the Board a deep understanding of India (a large and critical market for Schlumberger) and of Asia generally, both of which are of immense value to the Board. As a banker with more than 40 years’ experience, Mr. Kamath has extensive CEO experience and expertise in corporate finance, international banking, financial reporting, and mergers and acquisitions. Mr. Kamath’s leadership abilities and experience in India and Asia enable him to make valuable contributions to the Board.

PAAL KIBSGAARD, 46, has been a director of the Company since 2011 and has served as Chief Executive Officer of the Company since August 2011. He was the Company’s Chief Operating Officer from February 2010 to July 2011, and President of the Reservoir Characterization Group from May 2009 to February 2010. Prior to that, Mr. Kibsgaard served as Vice President, Engineering, Manufacturing and Sustaining, from November 2007 to May 2009, and as Vice President of Personnel from April 2006 to November 2007. Mr. Kibsgaard brings to the Board a thorough knowledge of the Company’s operational activities worldwide as a result of his service in various global leadership positions in the Company. Mr. Kibsgaard has been with the Company since 1997, and began his career as a reservoir engineer. He has held numerous operational and administrative management positions within the Company in the Middle East, Europe and the U.S., and brings a valuable operational perspective to the Board. The Board believes that Mr. Kibsgaard’s service as Chief Executive Officer is an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business.

NIKOLAY KUDRYAVTSEV, 63, has been a director of the Company since 2007. Since June 1997, he has been the Rector of the Moscow Institute of Physics and Technology. In 2012, Mr. Kudryavtsev was elected chairman of the Board of Rectors of the City of Moscow and Moscow Region. Mr. Kudryavtsev brings to the Board valuable management and finance experience, as well as deep scientific and technological expertise. This provides the Board with valuable insight regarding the Company, its products and current technology, as well as the future technological needs of the Company and the industry. Mr. Kudryavtsev also provides the Board with a particularly valuable Russian vantage point, which is useful for both the development of the Company’s business and understanding of the needs of the Company’s growing population of Russian employees. The Board is aided immensely by Mr. Kudryavtsev’s sensitivity to Russian culture and risk at the field level.

MICHAEL E. MARKS, 63, has been a director of the Company since 2005. He has been a Managing Partner of Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. From 1994 to 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services, and was a member of its board of directors from 1991 to 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer in 2006 and served in that role until 2008. Mr. Marks has been a director of SanDisk, a memory products company, since 2003 and became Chairman of its board in January 2011. He is also a member of its compensation committee and is chairman of its nominating and governance committee. From 2007 to 2010, he was a director at Sun Microsystems, a network computing infrastructure product and service company, and was a member of its audit committee. Until December 2010, Mr. Marks was a director of Calix (since 2009), a provider of broadband communications access systems and software. Mr. Marks brings to the Board his familiarity with world-class manufacturing from the field level to the boardroom based on his experience at Flextronics, a diversified global corporation with many of the same issues that Schlumberger faces. As a former chief executive and public company director at various other companies, Mr. Marks has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Mr. Marks’ significant experience as a director at technology companies, as well as his mergers and acquisitions experience, are especially relevant to Schlumberger’s technology-oriented business and growth strategy.

LUBNA S. OLAYAN, 58, has been a director of the Company since 2011. Since 1986, she has been the deputy chairperson and Chief Executive Officer of Riyadh-based Olayan Financing Company, the holding entity for The Olayan Group’s operations in the Kingdom of Saudi Arabia and the Middle East. Ms. Olayan is a Principal of The Olayan Group (since 2001), a private multinational enterprise engaged in manufacturing, distribution and services. She is a member of the Board of Directors of Olayan Investments Company Establishment, the parent company of The Olayan Group. Since December 2004, she has been a director of Saudi Hollandi Bank, becoming the first woman to join the board of a Saudi publicly-listed company, and is a member of its executive committee and its nomination and remuneration committee. Ms. Olayan serves as a non-executive director and member of various corporate and advisory boards, such as Rolls Royce Group plc (since 2006), Akbank (since 2008) and the National Bank of Kuwait (since 2010). Ms. Olayan also serves on the boards of various non-governmental organizations, as well as of various educational institutions, including Cornell University and King Abdullah University of Science and Technology. Ms. Olayan served as a non-executive director of WPP plc, one of the largest communication services businesses in the world, from March 2005 to June 2012, and was a member of its nomination committee. Ms. Olayan brings to the Board proven leadership abilities and experience in Saudi Arabia and the Middle East, which enable her to make valuable contributions to the Board. Ms. Olayan also has extensive business experience in Saudi Arabia and the Middle East and a deep understanding of those areas, which are critical to the Company. The Board benefits from her extensive CEO experience and expertise in corporate finance, international banking, distribution and manufacturing. Ms. Olayan also brings a critical international perspective on business and global best practices. Ms. Olayan’s service on the Boards of Trustees of Cornell University and of King Abdullah University of Science and Technology, and her connections to the scientific community and experience in university relations, are also of great value to Schlumberger and its efforts in technology leadership and employee recruiting and retention.

LEO RAFAEL REIF, 63, has been a director of the Company since 2007. Since July 2012, Mr. Reif has been President of the Massachusetts Institute of Technology (“MIT”), having been MIT’s Provost, Chief Academic Officer and Chief Budget Officer from August 2005 to July 2012. Mr. Reif was head of the Electrical Engineering and Computer Science Department at MIT from September 2004 to July 2005, and an Associate Department Head for Electrical Engineering in the Department of Electrical Engineering and Computer Science at MIT from January 1999 to August 2004. Mr. Reif brings to the Board valuable management and finance expertise. As a scientist, he has deep scientific and technological expertise about the Company’s products and current technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Mr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Mr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the oversight of the Company’s strategy.

TORE I. SANDVOLD, 66, has been a director of the Company since 2004. He has been executive Chairman of Sandvold Energy AS, an advisory company in the energy industry, since September 2002. Mr. Sandvold is a director of Rowan Companies plc (since 2013), a provider of international and domestic contract drilling services, where he serves on its audit committee and its health, safety and environment committee. He has also been a member of the board of directors of Teekay Corporation since 2003, a leading provider of international crude oil and petroleum product transportation services, where he is a member of its nominating and governance committee. From 2001 to 2002, Mr. Sandvold served as executive Chairman of Petoro AS, the Norwegian state-owned oil company. Mr. Sandvold brings to the Board experience working in the area of energy policy for approximately 40 years, and he has broad experience in developing domestic and international energy policies for Norway as a career civil servant. He also has extensive experience dealing with global energy institutions such as the Organization of the Petroleum Exporting Countries and the International Energy Agency, and in negotiating with global energy companies. Mr. Sandvold has finance experience and a solid understanding of business opportunities, both as concerns acquisition targets and the industry in general.

HENRI SEYDOUX, 53, has been a director of the Company since 2009. Since 1994, he has been Chairman and Chief Executive Officer of Parrot S.A., a global wireless products manufacturer. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2007. As the chief executive of a dynamic and innovative technology company, Mr. Seydoux brings to the Board entrepreneurial drive and management skills. He also has family ties to the founding Schlumberger brothers, and having grown up in the Schlumberger family culture, is well placed to see that the Company continues its historical commitment to Schlumberger’s core values. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history while fostering innovation.

CORPORATE GOVERNANCE

Governance Framework—Highlights

The following are some highlights of our corporate governance practices and policies:

Board Independence; Committees Structure

•	All of our director nominees are independent of the Company and management, except for our CEO. This is substantially above the NYSE requirement that a majority of directors be independent.

•	Mr. Isaac, an independent member of the Board, serves as Chairman of the Board.

•	All independent directors meet regularly in executive session.

•	Only independent directors serve on our Audit, Compensation, Finance, Nominating and Governance and Science and Technology Committees.

Majority Voting; Stockholder Authority

•	We have a majority vote standard for uncontested director elections.

•	All of our directors are elected annually. We do not have a staggered board.

•	One or more stockholders representing 10% or more of outstanding shares can call a special stockholders meeting.

Executive Stock Ownership Guidelines

•	We have executive stock ownership guidelines, designed to align executive and stockholder interests. For a description of the guidelines applicable to our executive officers and other senior members of management, see “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”

Risk Oversight

•	The full Board of Directors directly oversees risk management for the Company.

•	The Audit Committee reviews and assesses financial reporting risk. It also reviews all significant finance-related violations of Company policies brought to its attention, and once per year reviews and assesses finance-related violations.

•	The Finance Committee oversees finance-related risks on a quarterly basis and recommends guidelines to control cash, pension investments, banking relationships and currency exposures.

•	The Compensation Committee reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives.

•	The Nominating and Governance Committee oversees compliance-related risk and the Company’s Ethics and Compliance Program.

Hedging and Pledging Policies

•	Our directors and executive officers are prohibited from hedging their ownership of Schlumberger stock. Furthermore, our directors and executive officers are prohibited from pledging their Schlumberger stock.

Political Contributions

•	Schlumberger has a long-standing policy prohibiting the contribution of Schlumberger funds or assets to political parties or organizations, or their leaders, or to candidates for any public office.

Corporate Governance Guidelines

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance guidelines that the Board believes are consistent with Schlumberger’s values, and that promote the effective functioning of the Board, its committees and the Company. Our Board periodically, and at least annually, reviews and revises, as appropriate, our Corporate Governance Guidelines to ensure that they reflect the Board’s corporate governance objectives and commitments. Our Corporate Governance Guidelines are on our website at http://www.slb.com/about/guiding_principles/corpgovernance/corpgov_guidelines.aspx.

Board Independence

Schlumberger’s Corporate Governance Guidelines provide that at least a majority of the Board will consist of independent directors. This standard reflects the NYSE corporate governance listing standards.

Our Board has adopted director independence standards, which can be found in Attachment A to our Corporate Governance Guidelines, and which meet or exceed the independence requirements in the NYSE listing standards. Based on the review and recommendation by the Nominating and Governance Committee, the Board of Directors has determined that each current director and director nominee listed above under “Election of Directors” is “independent” under the listing standards of the NYSE and our director independence standards, except Mr. Kibsgaard, who is our CEO and therefore does not qualify as independent. The Board also previously determined that Elizabeth Moler, who served as director until the 2013 annual general meeting and did not stand for re-election, was independent.

In addition to the Board-level standards for director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under NYSE listing standards adopted last year, which Schlumberger implemented in advance of the required compliance date.

Transactions Considered in Independence Determinations. The Board’s independence determinations included a review of transactions that occurred since the beginning of 2011 with entities associated with the independent directors or members of their immediate family. In making its independence determinations, the Board considered that Ms. Darkes, Mr. Isaac, Mr. Kamath, Mr. Kudryavtsev, Mr. Lajous, Ms. Olayan and Mr. Sandvold each have served as directors, trustees, outside consultants or advisory board members at companies and universities that have had commercial business relationships with the Company, all of which were ordinary course commercial transactions involving significantly less than 1% of either entity’s annual revenues. The Board also considered that the Company made charitable contributions in 2013 to The Massachusetts Institute of Technology, of which Mr. Reif is the President, of approximately $60,000 for thesis sponsorships and other educational grants, and training fees, for which Mr. Reif received no personal benefit. This amount was significantly less than the greater of $1 million or 2% of the university’s consolidated gross revenues for any of the past three years.

Director Nominations

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution and have no material relationship with competitors, customers or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition and range of diversity. Schlumberger has approximately 123,000 employees worldwide, representing more than 140 nationalities, and values gender, cultural and geographical diversity in its directors as well. Two of the Company’s director nominees are women. Of the 11 director nominees, three are citizens of the United States of America; two are citizens of Norway; and one director nominee is a citizen of each of Canada, France, Great Britain, Russia, India and Saudi Arabia.

The Company’s very diverse Board also evidences the Board’s commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of Board members is in keeping with the goal of having directors whose background and experience complement those of other directors. The Nominating and Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the Board’s diversity, and the Nominating and Governance Committee annually reviews its effectiveness in balancing these considerations in the context of its consideration of director nominees.

Applying the criteria above, the Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. From time to time, the Committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. During 2013, the committee retained London-based MWM Consulting, a third-party executive search firm, for this purpose. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. MWM Consulting recommended Ms. Kempston Darkes as a prospective Board candidate.

The Nominating and Governance Committee must first consider all potential director nominees before they are contacted by other Company directors or officers as possible nominees and before they are formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee

c/o Secretary, Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine an appropriate board leadership structure so as to ensure independent oversight of management. The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change. As such, our independent directors consider the Board’s leadership structure at least annually.

In 2011, the independent members of the Board determined that the appointment of an independent, non-executive Chairman of the Board was an appropriate board leadership structure at that time, and have determined that this leadership structure continues to be appropriate at this time, because it allows our CEO to focus on leading the Company’s complex international business operations while providing the Board experienced and independent leadership. The independent members of the Board appointed Tony Isaac as the independent, non-executive Chairman of the Board in April 2012. Mr. Isaac, who previously served as the Board’s lead independent director, continues to fulfill the responsibilities he performed as lead independent director, including setting the agendas for, and presiding over executive sessions of non-management directors, as well as serving as Chairman. In light of Mr. Isaac’s appointment as the independent, non-executive Chairman of the Board, the Board does not currently have a designated lead independent director. The Board may modify this structure from time to time to best address the Company’s unique circumstances, to advance the best interests of all stockholders, as and when appropriate. In the event that the Company modifies this leadership structure in the future and appoints a lead independent director, that director’s responsibilities would, as previously, be expected to include setting the agenda for all Board meetings (together with the Chairman), setting the agenda for and leading all executive meetings of the independent directors, and providing consolidated feedback, as appropriate, from those meetings to the Chairman and CEO. The lead independent director would also have authority to call meetings of the Board of Directors in executive session; facilitate discussions, outside of scheduled Board meetings, among the independent directors on key issues as appropriate; and serve as a non-exclusive liaison with the Chairman and CEO, in consultation with the other independent directors.

Schlumberger’s current governance practices provide for strong independent leadership, active participation by independent directors and independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and our various committee charters, which are available on our website. The Board believes that its risk oversight programs, discussed immediately below, would be effective under a variety of board leadership frameworks and therefore do not materially affect the Board’s choice of leadership structure.

The Board’s Role in Risk Oversight

The role that the Board fulfills in risk oversight is set out in our Corporate Governance Guidelines. The Board assesses major risks facing the Company and options for their mitigation, in order to promote the Company’s stockholders’ and other stakeholders’ interests in the long-term health and the overall success of the Company and its financial strength.

The full Board is actively involved in overseeing risk management for the Company. It does so in part through its oversight of the Company’s Executive Risk Committee (the “ERC”) comprised of more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board. The ERC ensures that the Company identifies all potential material risks facing the Company and implements appropriate mitigation measures. The Company’s risk identification is performed at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various Areas, Technologies and Functions and to its Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and annually presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Finance Committee considers finance-related risks on a quarterly basis and recommends guidelines to control cash, pension investments, banking relationships and currency exposures. The Compensation Committee reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives. The Nominating and Governance Committee oversees governance- and compliance-related risks and reviews and discusses the Company’s Ethics and Compliance Program’s quarterly statistical report and the various allegations, disciplinary actions and training statistics brought to its attention. The Audit Committee reviews and assesses risks related to financial reporting. The Audit Committee also discusses all significant finance-related violations of Company policies brought to its attention from time to time, and once per year reviews a summary of all finance-related violations. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. All significant violations of the Company’s Code of Conduct and related corporate policies are reported to the Nominating and Governance Committee and (if finance-related) to the Audit Committee, and, when appropriate, are reported to the full Board. Once a year, the Deputy General Counsel, Compliance delivers to the full Board a comprehensive Annual Compliance Report. The risks identified within the Ethics and Compliance Program are incorporated into the ERC’s enterprise risk management program described above.

Meetings of the Board of Directors and its Committees

During 2013, the Board of Directors held six meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Science and Technology Committee. During 2013, the Audit Committee met five times; the Compensation Committee met four times; the Finance Committee met four times; the Nominating and Governance Committee met four times; and the Science and Technology Committee met two times.

Each of our current directors attended at least 85% of the meetings of the Board and the committees on which he or she served in 2013 (held during the period he or she served), except for Mr. Marks, who attended 71% of such meetings.

From time to time between meetings, Board and committee members confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with such consultants on behalf of the relevant committee.

Board Committees

Members of the Committees of the Board of Directors

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Science and Technology Committee
Peter L.S. Currie	Chair
Tony Isaac		X	Chair
K. Vaman Kamath	X			Chair
Paal Kibsgaard
Nikolay Kudryavtsev	X				X
Adrian Lajous	X	X	X
Michael E. Marks		Chair	X
Lubna S. Olayan		X		X
Leo Rafael Reif			X		Chair
Tore I. Sandvold			X	X
Henri Seydoux				X	X

Audit Committee

The Audit Committee consists of four directors, each of whom meets the independence and other requirements of the NYSE’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	evaluate the independence and qualification of the Company’s independent registered public accounting firm;

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;

•	review with the Company’s independent registered public accounting firm the scope and results of its audit, and any audit issues or difficulties and management’s response;

•	discuss with management Schlumberger’s risk assessment and risk management policies;

•	discuss Schlumberger’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent registered public accounting firm;

•	review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss Schlumberger’s earnings press releases with management and the independent registered public accounting firm;

•	review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	review with the internal audit department the status and results of the Company’s annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for Schlumberger’s annual proxy statement.

The Company’s independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, including the fees and terms for the integrated audit of the Company’s consolidated financial statements.

The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board of Directors has determined that Messrs. Currie, Kamath and Lajous each qualify as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/audit_committee.aspx.

Compensation Committee

The Compensation Committee consists of four directors, each of whom meets the independence requirements of the NYSE’s listing standards. The purposes of the Compensation Committee are to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation; periodically review non-executive directors’ compensation; oversee Schlumberger’s general compensation philosophy; serve as the administrative committee under Schlumberger’s stock plans; and prepare the annual Compensation Committee Report required by the rules of the SEC. The authority and responsibilities of the Compensation Committee include the following:

•	annually review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the Board’s independent directors, meeting in executive session.

•	review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their compensation, including base salary, annual cash incentive and long-term incentives;

•	select appropriate peer companies against which the Company’s executive compensation is compared;

•	review incentive compensation and equity-based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies, and to approve changes thereto, or to recommend changes to the Board, as the Committee determines appropriate;

•	administer and make awards under the Company’s stock plans, and review and approve annual stock allocation under those plans;

•	monitor trends and best practices in director compensation and stock ownership policies, and recommend changes to the Board as it deems appropriate in accordance with Schlumberger’s Corporate Governance Guidelines;

•	monitor and review the Company’s overall compensation and benefits program design to assess such programs’ continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives, linkage of pay to performance, and alignment with stockholder interests, including any material risks of such programs;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;

•	establish and administer stock ownership policies for executive officers and other key position holders;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) required to be included in the Company’s annual proxy statement, and based on such review and discussion, to determine whether or not to recommend to the Board that the CD&A be included;

•	produce a Compensation Committee Report to be included in the Company’s annual proxy statement; and

•	be directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the Compensation Committee.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, regulation, NYSE listing standards and Schlumberger’s governing documents. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees.

Role of the Independent Consultant. The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) as its independent consultant with respect to executive compensation matters. Pay Governance reports only to, and acts solely at the direction of, the Compensation Committee. Schlumberger’s management does not direct or oversee the activities of Pay Governance with respect to the Company’s executive compensation program. Pay Governance prepares compensation surveys for review by the Compensation Committee at its October meeting. One of the purposes of the October meeting is to assess compensation decisions made in January of that year in light of comparative data to date; another purpose of the October meeting is to prepare for the annual executive officer compensation review the following January. Pay Governance works with the Company’s executive compensation department to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys conducted by Pay Governance at the direction of the Compensation Committee. Pay Governance and the Company’s executive compensation department also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Pay Governance to prepare an analysis of each named executive officer’s compensation. The Compensation Committee has also retained Pay Governance as an independent consulting firm with respect to non-employee director compensation matters. Pay Governance prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and has concluded that its work did not raise any conflict of interest that would prevent Pay Governance from independently representing the Compensation Committee.

Procedure for Determining Executive Compensation; Role of Management. The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of achievement of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Framework for Setting Executive Compensation in 2013—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing

Establish Company financial objectives	January of each fiscal year for current year

Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year

Perform competitive assessment to determine how Schlumberger’s compensation decisions compared to decisions made by companies included in the compensation surveys	October of each fiscal year for current year

Independent compensation consultant provides analysis for the Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year

Evaluate Company and executive performance (achievement of objectives established in previous fiscal year) and recommend incentive compensation based on those results	Results approved in January of each fiscal year for annual cash incentive compensation with respect to prior year. The incentive earned in prior fiscal year is paid in March of the current fiscal year.

Review and recommend executive base salary and determine equity-based grants	January of each fiscal year for base salary for that year and for equity-based grants

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/compensation_committee.aspx.

Nominating and Governance Committee

The Nominating and Governance Committee consists of five directors, each of whom meets the independence requirements of the NYSE’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;

•	evaluate the suitability of potential nominees for membership on the Board;

•	recommend to the Board the number and names of director nominees at the next annual meeting of stockholders and to propose director nominees to fill any vacancies on the Board;

•	annually review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;

•	consider the resignation of a director who has changed his or her principal occupation or employer, and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	assist the Board with its determination of the independence of its members;

•	monitor trends, changes in law and NYSE listing standards, as well as best practices in corporate governance, and to periodically review the Company’s Corporate Governance Guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws and in the policies and practices of the Board in light of such trends, changes and best practices as appropriate;

•	consider issues involving “related person transactions” with directors and similar issues, including approval or ratification of any such transactions as appropriate;

•	quarterly review the Company’s Ethics and Compliance Program;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;

•	oversee the annual evaluation of Board effectiveness and report to the Board;

•	annually review and make recommendations to the Board regarding new director orientation and director continuing education on governance issues;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;

•	approve the membership of any Schlumberger executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their status as director on any other listed company board; and

•	advise the Board on succession planning.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/nomgov_committee.aspx.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:

•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity and the Company’s financial ratios and credit rating policy;

•	the Company’s dividend policy; and

•	the issuance and repurchase of Company stock;

•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;

•	oversee the investor relations and stockholder services of the Company;

•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, review and approve any acquisitions covered by such delegation;

•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and

•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/finance_committee.aspx.

Science and Technology Committee

The Science and Technology Committee advises the Board and management on matters involving the Company’s research and development programs. The authority and responsibilities of the Science and Technology Committee include the following:

•	review, evaluate and advise the Board and management regarding the long-term strategic goals and objectives and the quality and direction of the Company’s research and development programs;

•	review and advise the Board and management on the Company’s major technology positions and strategies relative to emerging technologies and changing market requirements;

•	monitor and evaluate trends in research and development, and recommend to the Board and management emerging technologies for building the Company’s technological strength;

•	recommend approaches to acquiring and maintaining technology positions;

•	advise the Board and management on the scientific aspects of major acquisitions and business development transactions; and

•	assist the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development.

The Science and Technology Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/tech_committee.aspx.

Communication with the Board

The Board has established a process for all interested parties, including stockholders and other security holders, to send communications, other than sales-related communications, to one or more of its members, including to the independent or non-management directors as a group. Interested parties may contact the Board or any Schlumberger director (including the Chairman of the Board) by writing to them at the following address:

Schlumberger Limited

c/o the Secretary

5599 San Felipe, 17th Floor

Houston, Texas 77056

All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the annual general meeting of stockholders is that directors are welcome, but not required, to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. Tony Isaac, our non-executive Chairman of the Board, attended the annual general meeting of stockholders in 2013, which was held in Curaçao as required by Curaçao law.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a written policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related persons” include any director, executive officer, director nominee, or 5% stockholder of the Company since the beginning of the previous fiscal year, and their immediate family members. The policy applies to any transaction in which:

•	the Company is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s Secretary and General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Since the beginning of 2013, there were no related person transactions under the relevant standards.

Corporate Governance Guidelines and Code of Conduct

Copies of Schlumberger’s Corporate Governance Guidelines are available at: http://www.slb.com/about/guiding_principles/corpgovernance/corpgov_guidelines.aspx.

Schlumberger has adopted a Code of Conduct that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. Our Code of Conduct is located at http://www.slb.com/about/codeofconduct.aspx.

ITEM 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 48 through 69, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 annual general meeting of stockholders:

RESOLVED, that the stockholders of Schlumberger Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors has adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board of Directors modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2015.

Required Vote

A majority of the votes cast is required to approve this Item 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 2.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to our executive officers identified in the Summary Compensation Table below (the “named executive officers” or the “NEOs”). The purpose of the CD&A is to explain what the elements of compensation are; why our Compensation Committee selects these elements; and how the Compensation Committee determines the relative size of each element of compensation. Included in this CD&A are decisions made in 2013 affecting 2013 base salaries and long-term equity incentives (“LTIs”), as well as annual cash incentive awards earned in 2013 but paid in February 2014.

2013 Executive Summary

2013 Overview

Schlumberger delivered strong financial results in 2013, with all three of our Product Groups recording strong growth. Highlights of our performance include:

•	we had record full-year revenue of $45.3 billion in 2013, an increase of 8% over 2012, representing our fourth consecutive year of revenue growth;

•	our 2013 full-year diluted earnings per share from continuing operations was $5.10, versus $3.91 in 2012, an increase of 30% year –over-year;

•	international revenue grew by $3.2 billion, or 11% over 2012, on higher exploration and development activity;

•	in North America, we demonstrated continued resilience to the challenging land market by increasing revenue by $363 million over 2012; and

•	we increased our annual dividend per share by 13.6% in 2013, from $1.10 per share to $1.25 per share, and returned approximately $4.2 billion to our stockholders in 2013 through dividends and stock repurchases.

Schlumberger management also took several other key operational, strategic and economic measures in 2013 to continue to better position the Company for the long-term. Schlumberger achieved the following goals, among others, many of which were aligned with our executives’ individual objectives:

•	in June 2013, we closed the formation of OneSubseaTM, a key strategic joint venture with Cameron International Corporation to manufacture and develop products, systems and services for the subsea oil and gas market;

•	we began a series of transformational initiatives designed to leverage both our size and breadth of our offerings to generate a further competitive advantage;

•	we continued our technology leadership by investing $1.2 billion in research and engineering;

•	we continued to implement Company initiatives to improve global productivity, increase manufacturing efficiency, reduce fixed costs and streamline the Company; and

•	we continued to focus on retaining valuable technical employees.

Executive Compensation Program Overview

Schlumberger is the world’s largest oilfield services company and the only such company included in the S&P 100 Index. The Company’s success in delivering strong long-term stockholder returns and financial/operational results is a result of attracting, developing and retaining the best talent globally. A highly competitive compensation package is critical to this objective and to this end, the Compensation Committee determined in January 2013 to seek to target total direct compensation for our NEOs and other executive officers at or very close to the 75th percentile of the Company’s two executive compensation comparator groups. In the view of the Compensation Committee, the 75th percentile is the proper level to target because of Schlumberger’s leading position in the oilfield services industry; because the market for executive talent in the oil and gas industry is exceptionally competitive; and because our executives are very highly sought after, not only by our direct oilfield service competitors but by other leading companies. The Compensation Committee retains the flexibility to set elements of target compensation at higher percentiles in exceptional cases for strong business performance, for retention, for key skills in critical demand, and for positions that are of high internal value. The Committee also may pay above the 75th percentile for performance that significantly exceeds the Company’s and an individual’s goals, or for purposes of retention, motivation or reward. Elements of our executives’ total direct compensation and actual payments may also be below median as a result of our pay-for-performance philosophy, as discussed below.

Executive Compensation Best Practices

The following is a summary of some of our compensation practices and policies that demonstrate important aspects of our culture and values.

•	A significant portion of executive pay is in the form of long-term equity compensation that is at risk, in order to align executive compensation with the Company’s business strategy and create long-term stockholder value. Schlumberger’s long-term incentive program focuses executives on longer-term operating performance and stockholder results.

•	The primary elements of our compensation program for our executive officers are base salary; annual cash incentive, which is based upon performance against pre-established financial and individual goals; and LTIs in the form of performance share units (“PSUs”) and stock options.

•	Our executive officers have no employment, severance or change-in-control agreements, except for employment agreements in the limited cases of phased retirement.

•	Our executive stock ownership guidelines provide that our CEO must own shares of our common stock equal to at least 6 times his annual base salary; our executive vice presidents, including our CFO, must own at least 3 times their annual base salary; and all other executive officers (non-EVP) must own at least 2 times their annual base salary. In addition, our stock ownership guidelines require each executive to hold 50% of the net shares acquired upon the exercise of stock options until the executive satisfies his or her ownership requirement, and impose a five-year deadline on compliance.

•	Equity awards granted to our NEOs since October 2010 do not provide for any automatic acceleration upon a change in control, and provide for the same rights on a termination following a change in control as are applicable prior to a change in control. The only rights to vesting on termination are provided in the event of retirement, disability or death.

•	Executives are offered very limited perquisites and do not participate in any executive pension or insurance plans other than those providing supplemental benefits (available to all eligible employees) to cover income that exceeds regulatory limits.

•	We have a compensation recovery, or “clawback,” policy that allows our Board to recoup performance-based cash awards in the event of specified restatements of financial results.

•	Our directors and executive officers are prohibited from hedging their ownership of Schlumberger stock, including trading in options, puts, calls or other derivative instruments related to our securities. Furthermore, our directors and executive officers are prohibited from pledging, or using as collateral, their Schlumberger stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account. As of the date of this proxy statement, none of the shares owned by our directors or executive officers are subject to any pledge.

Overview of Compensation Decisions for 2013

The Compensation Committee continued to focus on achieving the right mix and level of compensation to retain and motivate our top executives through a year that was marked by uncertain business conditions. In 2013, the Compensation Committee continued to focus on, among other things, strengthening the link between pay and performance. As a result, and as more fully discussed elsewhere in this CD&A, the Compensation Committee took the following actions in 2013:

•	In January 2013, we began granting three-year PSUs to our senior executive officers, including our NEOs, with the result that half of our executive officers’ target LTI award opportunity is in the form of PSUs with payouts that are contingent on achievement of an absolute return on capital employed (ROCE) measured over a three-year period, with the remaining half of the LTI award opportunity in the form of stock options. Historically, our senior executives had received 100% stock options.

•	To aid in the transition to PSUs, the Compensation Committee approved additional grants to the NEOs of PSUs with one-year and two-year performance periods, solely for the 2013 grant cycle.

•	The Compensation Committee approved grants of equity-based awards to the NEOs in January 2013 generally at or slightly above the 75th percentile of the Company’s oil industry peer group, and between the 50th and 75th percentile of its general industry peer group.

•	In July 2013, the Compensation Committee approved the addition of a relative performance component to the financial half of our annual cash incentive program. As a result, the financial half of our NEOs’ 2013 annual cash incentive was based equally on (i) achievement of EPS targets and (ii) year-over-year relative growth in terms of both revenue and pretax operating margin, compared to our two main competitors.

•	The Compensation Committee, following a compensation review, determined to hold base salaries flat for virtually all of our NEOs. Only Satish Pai received a base salary increase in 2013, from 700,000 Euros to 800,000 Euros, due to his increased responsibilities and competitive market positioning.

•	Payout of the EPS component of the financial half of the annual cash incentive for 2013 was 147.5% of target, and payout of the relative performance component was 142%. These combined for an average payout of 144.5% under the financial half of the 2013 annual cash incentive, well below the maximum 300% potential payout.

Executive Compensation Philosophy

In keeping with the Company’s pay-for-performance culture, Schlumberger’s long-standing compensation philosophy is to pay senior executives and other professional-level employees for performance that is evaluated against personal and Company financial goals that are established at the beginning of the calendar year and reviewed at the end of the year against actual performance. Schlumberger’s compensation program is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term by establishing compensation at levels that are competitive and to promote the Company’s values of people, technology and profitability. Promotion from within the Company is a key principle at Schlumberger, and all executive officers, including the named executive officers, have reached their current positions through career development with the Company. Schlumberger sees diversity of its workforce as both a very important part of its cultural philosophy and a business imperative, as it enables the Company to serve clients anywhere in the world. Schlumberger believes its use of a consistent approach to compensation at all levels is a strong factor in achieving a diverse workforce comprising top global talent.

Schlumberger’s compensation program is designed so that the higher an executive’s position in the Company, the larger the proportion of compensation that is contingent on positive stock price performance, the Company’s financial performance and/or individual performance, described as “at-risk” compensation. The Company believes that having a significant portion of executive compensation at-risk more closely aligns the interests of its executives with the long-term interests of Schlumberger and its stockholders. Accordingly, our named executive officers receive a greater percentage of their compensation through at-risk pay tied to Company performance than our other executives.

Schlumberger’s executive compensation program consists of three primary elements, comprising our executives’ total direct compensation:

•	base salary;

•	annual cash incentives, based upon Company and individual performance; and

•	long-term equity incentives.

These elements allow the Company to remain competitive and attract, retain and motivate top executive talent with current and potential future financial rewards. At the same time, this relatively simple compensation program is applied and communicated consistently to our exempt employees of more than 140 nationalities operating in approximately 85 countries.

Framework for Setting Executive Compensation in 2013

Executive Compensation Goals

In establishing executive compensation, Schlumberger believes that:

•	compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent;

•	annual cash incentive awards should reflect progress toward Company-wide financial and personal objectives;

•	stock option awards should encourage the creation of long-term stockholder value;

•	PSU awards should further align our executives’ compensation with the stock price returns experienced by our stockholders, while also incentivizing our executives to achieve strategic and financial goals that support our long-term performance; and

•	the Company’s policies should encourage executives to hold stock through equity-based awards and stock ownership guidelines that align their interests with those of our other stockholders.

Management of Executive Compensation

The Compensation Committee reviews and recommends executive officer compensation. The specific duties and responsibilities of the Compensation Committee are described in the section of this proxy statement entitled “Corporate Governance—Board Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has engaged the independent executive compensation consulting firm of Pay Governance LLC with respect to executive compensation matters. For more information on this engagement, see the section of this proxy statement entitled “Corporate Governance—Board Committees—Compensation Committee” above.

Relative Size of Direct Compensation Elements

The Compensation Committee reviews the elements of total direct compensation for the NEOs throughout the year, to evaluate whether each element of direct compensation remains at levels that are competitive with companies in Schlumberger’s two peer groups described below. The Compensation Committee relies on its own judgment in making these compensation decisions after its review of external market practices of companies comprising the two peer groups, including the size and mix of direct compensation for executives in those companies. The Compensation Committee seeks to achieve an appropriate balance between annual cash rewards that encourage achievement of annual financial and non-financial objectives, and LTI awards that encourage positive long-term stock price performance, with a greater emphasis on LTI awards for more senior executives. However, the Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation.

While the external market data provide important guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. When determining the size and mix of each element of an NEO’s total direct compensation, the Compensation Committee also considers the following factors:

•	the size and complexity of the executive’s scope of responsibilities;

•	leadership; management and technical expertise; performance history; growth potential and position in reporting structure;

•	overall Company and individual performance;

•	retention needs;

•	the recommendations of the CEO (except for his own compensation); and

•	internal pay equity.

The charts below show the average percentage of 2013 base salary, target cash incentive and 2013 LTI compensation established by the Compensation Committee in January 2013 for the NEOs who served throughout 2013, in comparison to the Company’s two external peer groups, based on findings from Pay Governance, and demonstrate that Schlumberger’s pay mix is close to that of both peer groups. This data is based on target opportunity levels and will differ from the total compensation figures shown in the Summary Compensation Table.

The Compensation Committee may at its discretion modify the mix of base pay, annual cash incentive and LTIs, or otherwise adjust an NEO’s total compensation to best fit his or her specific circumstances. For example, the Committee may award more cash and not award an LTI grant to an executive officer who is approaching retirement. This provides more flexibility to the Committee to compensate executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for stock options or retire prior to the end of a three-year performance period for PSUs. The Committee may also increase the size of stock option grants to an executive officer if the total number of career stock options granted does not adequately reflect the executive’s current position and level of responsibility within the Company, after a review of external market practice and the other factors described immediately above.

Pay-for-Performance Relative to Oil Industry Peer Group

As part of the Compensation Committee’s annual review of our executive compensation program, the Committee directed Pay Governance to prepare a comparative pay-for-performance assessment in July 2013 against companies in our oil industry peer group as identified in the “—Peer Group Companies and Benchmarking” section below. The comparative assessment examined the degree of alignment between our NEOs’ compensation and our performance relative to these companies as measured by total shareholder return (TSR) on both a one-year (2012) and a three-year (2010-2012) basis, in both cases ending on December 31, 2012. TSR reflects share price appreciation, adjusted for dividends and stock splits.

In its analysis, the Compensation Committee reviewed the 2010-2012 total realizable compensation of Schlumberger’s CEO against other CEOs in the oil industry peer group. It then separately reviewed Schlumberger’s other executive officers against other executive officers in the oil industry peer group. Because Mr. Kibsgaard became CEO in 2011, his compensation was included in the assessment for 2011 and 2012, while that of Mr. Gould, our prior CEO, was included for 2010.

For purposes of the July 2013 assessment, “total realizable compensation” consisted of the following components for the one- and three-year periods, as applicable:

•	actual base salary paid;

•	actual cash incentive payouts;

•	the December 31, 2012 market value of the following:

•	in-the-money value of stock options granted in 2012 or from 2010-2012, as the case may be;

•	performance-based incentive awards: (i) for the one-year (2012) analysis, their estimated award payout values, based on company disclosures; and (ii) for the three-year (2010-2012) analysis, (1) their actual award payout value for grant cycles beginning in 2010 and (2) their estimated award payout values for cycles beginning in 2011 and 2012, based on company disclosures (and in all cases based on actual stock prices as of the end of the period, not as of the date of grant).

Pay Governance’s analysis demonstrated that, while Schlumberger’s TSR was at or slightly above the median for both the one- and three-year periods, total realizable compensation for our CEO and other NEOs was at or near the bottom of oil industry peer group companies. Specifically:

•	our one-year TSR for 2012 was at the 52nd percentile of our oil industry peer group, while total realizable compensation for our CEO was only at the 14th percentile, and was the lowest among peer companies for our other NEOs; and

•	our cumulative 3-year TSR (2010-2012) was at the 50th percentile of our oil industry peer group, while total realizable compensation for our CEO was only at the 5th percentile, and for our other NEOs, at the 6th percentile.

The lower pay-positioning of our NEOs versus oil industry peer group companies was largely the result of Schlumberger’s historical use of stock options as its sole long-term incentive vehicle for senior executives, and because for two of three years in the three-year analysis, our executives’ stock options had no intrinsic value. In light of the foregoing, the Compensation Committee concluded that Schlumberger’s executive compensation practices were not appropriately aligned with the Company’s performance, insofar as Company performance easily exceeded our NEOs’ total realizable compensation for the periods indicated. As discussed below in “Elements of Compensation—Long-Term Equity Compensation—Introduction of Performance Share Units,” the Company implemented a new PSU plan for 2013 and beyond. As a result, a more appropriate alignment is expected in the future between executive pay and performance.

Pay Mix and Internal Pay Equity Review

In January 2013, the Compensation Committee carried out an analysis of pay mix and internal pay equity. In carrying out its analysis, the Committee considered the relative size of direct compensation elements of companies in Schlumberger’s two executive compensation peer groups, as well as internal factors. Regarding pay mix, the Committee reviewed the elements of compensation for the Company’s executive officers, including the NEOs, in relation to each other and in comparison with the average pay mix of the Company’s executive officers. Based on its review, the Committee concluded that the mix of base salary, incentive cash bonus and LTI was appropriate for each of Schlumberger’s executive officers, including the NEOs.

The Compensation Committee also reviewed internal pay equity in October 2013. The Committee reviewed the CEO position in relation to the other executive officer positions, and the executive officer positions both in relation to one another and in comparison with the average of the other executive officer positions. The Committee noted that the ratio of total direct compensation between the CEO and the second-highest paid executive officer (Mr. Ayat) was similar to the two prior years. The Committee also noted that the levels of total direct compensation for the second- to the sixth-highest paid officers were very closely clustered together. As a result of the foregoing, the Committee concluded that internal pay equity was appropriate.

Peer Group Companies and Benchmarking

The Compensation Committee considers the formal executive compensation survey data prepared by Pay Governance when it reviews and determines executive compensation. The Committee also uses information on the executive compensation practices at peer group companies when considering design changes to the Company’s executive compensation program. To prepare for its executive compensation analysis, the Company’s executive compensation department works with Pay Governance to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

The surveys indicate the compensation levels and practices of our two groups of executive compensation peer companies:

•	the oil industry peer group, which includes companies in the oil services, exploration and production, refining and pipeline industries, and

•	the general industry peer group, which includes large companies with significant international operations.

A smaller comparator peer group is used for the 2013 relative performance index component of the annual cash incentive, and is described below in “Annual Cash Incentive Decisions for 2013— Introduction of Relative Performance Incentive (RPI).”

The Compensation Committee’s selection criteria for companies comprising the two peer groups include:

•	competition for executive talent;

•	revenue and market capitalization;

•	global presence and scope of international operations; and

•	companies viewed as leaders in their industry.

The Committee, with the assistance of Pay Governance, twice annually reviews specific criteria and recommendations regarding companies to add to or remove from the two comparator groups. The Compensation Committee modifies the peer group criteria as appropriate while seeking to ensure a satisfactory degree of stability, to provide a consistent basis for comparison. Challenges facing the Company in determining the companies appropriate for inclusion in each peer group for 2013 executive compensation decisions included the Company’s relatively high market capitalization and revenue (rendering it difficult to position the Company in the median of each peer group with respect to both attributes), and the difficulties of obtaining sufficient compensation data for all benchmarked positions.

Oil Industry Peer Group

The oil industry peer group comprises companies in the oilfield services, exploration and production, refining and pipeline industries with revenues greater than $6 billion (in the case of oil and gas equipment and service companies) and revenue greater than $12 billion (in the case of oil and gas exploration and production (“E&P”) companies). Because of Schlumberger’s significant international operations, the Compensation Committee approved the inclusion of non-U.S. energy and energy-related companies that also met the criteria set forth above.

The Compensation Committee included E&P companies in this peer group after consideration of a number of factors. First, because Schlumberger is significantly larger than all of its direct competitors in the oilfield services industry in terms of revenue and market capitalization, the Compensation Committee believed that the addition of E&P companies provides a more appropriate and complete comparator group. In addition, the Committee believed that the inclusion of E&P companies was appropriate because market consolidation had reduced the number of direct competitors in the oilfield services industry, increasing the prominence of E&P companies as competitors for talent.

In July 2012, the Compensation Committee, applying the selection criteria set forth above in “Peer Group Companies and Benchmarking,” and in the two paragraphs immediately above, approved the following changes in the oil industry peer group, effective for 2013 compensation decisions:

•	in October 2012, Sunoco Inc. was acquired by Energy Transfer Partners, L.P., and was removed from our oil industry peer group as a result. Additionally, CITGO was also removed due to the lack of meaningful compensation data. In light of the loss of two peer companies and applying the criteria set forth above, the Compensation Committee approved the addition of Phillips 66, Enterprise Products Partners, Suncor Energy and Apache Corporation.

As a result of the foregoing:

•	Schlumberger was in the 53rd percentile of the oil industry peer group in terms of revenue, and in the 76th percentile of that peer group in terms of market capitalization, and

•	the number of companies in the oil industry peer group increased from 23 to 25.

The following companies comprised the oil industry peer group effective for 2013 compensation decisions:

Oil Industry Peer Group

Oil services, E&P, refining and pipeline companies

• Anadarko Petroleum	• Baker Hughes	• BG Group	• BHP Billiton	• BP plc

• Cameron International	• Chevron	• Enterprise Products Partners	• ConocoPhillips	• Eni SpA

• Exxon Mobil	• Halliburton	• Hess	• Marathon Oil	• Murphy Oil

• National Oilwell Varco	• Occidental Petroleum	• Royal Dutch Shell	• Suncor Energy	• TOTAL

• Transocean	• Valero	• Weatherford	• Apache Corp.	• Phillips 66

General Industry Peer Group

The general industry peer group provides data from large companies with significant international operations, and supplements the compensation data from the oil industry peer group, whose companies are closer to Schlumberger in industry type but have widely varying revenue sizes. The general industry peer group:

•	includes multi-national companies with a technical focus and revenues between $25 billion to $80 billion, with non-U.S. revenue of at least 20 percent of consolidated revenue, and

•	excludes companies that do not have a significant international scope, as well as those in industries that are least comparable to Schlumberger’s industry, such as retail.

Like the first comparator group, this second group also includes non-US companies. The Compensation Committee also considers data from the second peer group as it deems necessary or advisable to the extent that data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for non-operations positions, where the skills and experience may be easily transferable to other industries outside the oil and gas industry.

When considering potential changes to the general industry peer group, the Compensation Committee considered that the Company was then-currently in the 37th percentile of the general industry peer group in terms of revenue, and at the 87th percentile in terms of market capitalization. In July 2012, the Compensation Committee, applying the selection criteria set forth above in “Peer Group Companies and Benchmarking,” and in the paragraph immediately above, approved the following changes in the general industry peer group, effective for 2013 compensation decisions:

•	five companies — Allstate, Express Scripts, General Dynamics, Humana and Sprint Nextel — were removed from the general industry peer group, and 11 companies were added, as denoted in the table below.

As a result of the foregoing:

•	Schlumberger positioned itself closer to median — the 43rd percentile — of the general industry peer group in terms of revenue, and the 65th percentile of that peer group in terms of market capitalization, and

•	the number of companies in the general industry peer group increased from 44 to 50.

In connection with the changes described above, the Compensation Committee selected the following companies for the general industry peer group, effective for 2013 compensation decisions:

General Industry Peer Group

Revenue of $25B to $80B with technical and global focus

• 3M*	• Abbott Laboratories	• AEGON N.V.	• Alstom SA	• Amazon.com

• American Express	• Archer Daniels Midland	• AstraZeneca PLC	• BAE Systems*	• Bayer AG

• Best Buy	• Boeing	• Bunge Limited	• Caterpillar Inc.	• Cisco Systems

• Coca Cola	• Danone*	• Deere & Co*	• Dell Inc.	• Delta Airlines

• Dow Chemical	• E.I. Dupont de Nemours	• FedEx	• GlaxoSmithKlein	• Google*

• Honeywell	• Intel	• International Paper*	• Johnson Controls	• Johnson & Johnson

• Kraft Foods	• LyondellBasell*	• Merck & Co.	• Microsoft	• Munich Re

• Nokia	• Novartis AG	• Oracle*	• PepsiCo, Inc.	• Pfizer

• Procter & Gamble	• Raytheon	• Rio Tinto plc	• Sanofi	• Schneider Electric*

• Unilever*	• United Technologies	• UPS	• Walt Disney	• Xstrata*

*	Added to the group for 2013.

Elements of Compensation

Base Salary

Base salary is the fixed portion of an executive’s annual cash compensation, which provides some stability of income since the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, base salary is set at a level that is competitive with base salaries in the two comparator groups and takes into account other factors described below. Generally, the Compensation Committee targets base salaries for executive officers to at or near the 75th percentile of both peer groups.

Base salaries for each executive officer position are compared annually with similar positions in both peer groups. Base salary changes for executive officers, except the CEO, are recommended by the CEO and subject to approval by the Compensation Committee, taking into account:

•	comparable salaries for executives with similar responsibilities in the two peer groups;

•	comparison to internal peer positions;

•	the Company’s performance during the year relative to the previous year and to its market peers;

•	individual business experience and potential; and

•	overall individual performance.

The base salary of the CEO is reviewed by the Compensation Committee in executive session and recommended by the Compensation Committee to the independent members of the Board of Directors for approval, based on the same criteria as above. In addition to periodic reviews based on the factors described above, the Compensation Committee may adjust an executive officer’s base salary during the year if the executive officer is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider these new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. Base salary may also be reduced, such as when an executive officer moves to a position of lesser responsibility in the Company. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions in the two peer groups.

Base Salary Decisions in 2013

The Compensation Committee carried out a review of the compensation of each of the executive officers in January 2013. Upon review of comparative market data for both peer groups, and taking into consideration that base salary decisions for 2012 generally positioned our NEOs at or slightly above the 75th percentile of both peer groups, the Committee determined not to increase the base salary of any NEO for 2013, other than that of Satish Pai, whose base salary was increased EUR 100,000 effective February 1, 2013 based on increased job responsibilities and comparative market data.

Annual Cash Incentive

The Company pays annual performance-based cash incentives to its executives to foster a results-driven, pay for performance culture and to align their interests with those of Schlumberger’s stockholders. The Compensation Committee selects performance-based measures that it believes will strike the balance between motivating an executive to increase operating results in the near-term and driving profitable long-term Company growth and value for stockholders. Incentive cash payments are made each February according to the achievement of both personal and Company financial objectives established in January of the previous fiscal year.

The target annual cash incentive ranges from 0% to 150% of base salary for the CEO, and from 0% to 100% of base salary for the other NEOs, depending on the position. One half of Schlumberger’s potential cash incentive range is based on the achievement of personal objectives established at the beginning of the year, while the other half of the potential range is based on the achievement of one or more pre-established Company financial goals, as described in the section below entitled “—Annual Cash Incentive Decisions for 2013.” In some years, including 2013, the financial half of the incentive cash payment for NEOs has an incremental financial element, which means that the maximum incentive opportunity can be up to 300% of target with respect to the financial part, based on achievement of superior financial results. This enhanced incentive applies to the CEO and our other executive officers. The personal half of the incentive cash payment has no positive incremental element, meaning the maximum payout with respect to this half of the target annual cash incentive is 100% of target. Under this approach, the maximum incentive opportunity based on both financial and personal objectives combined cannot exceed 200% of target.

The Compensation Committee reviews and recommends to the full Board the financial objectives for both the CEO and the other executive officers. The Committee believes that, as regards financial targets, it is important to set targets that, while very difficult to achieve in an uncertain global economy, are realistic. When considering the Company’s operating results for purposes of the financial portion of the annual cash incentive, the Compensation Committee has the discretion to decide whether to take into account unusual or infrequent charges or gains, depending on the nature of the item. The Compensation Committee exercises its discretion when it believes that executives and other employees would be inappropriately penalized by, or would inappropriately benefit from, these items.

The Committee approves the personal objectives for the CEO and assesses his performance against those objectives in determining the annual cash incentive award, subject to final approval by the Board. The CEO approves the personal objectives for the other executive officers, including the other NEOs, and assesses each such officer’s performance against their pre-determined objectives, subject to final approval of the Committee.

Annual Cash Incentive Decisions for 2013

Annual Cash Incentive Ranges

There were no changes in the annual cash incentive ranges for any of the NEOs in 2013.

Financial Objectives

In January 2013, as in previous years, the Compensation Committee determined that the financial half of the annual cash incentive opportunity for all executive officers in 2013 should be based on diluted earnings per share from continuing operations (“EPS”). In July 2013, the Compensation Committee approved the inclusion of a relative performance component to the financial half of the annual cash incentive effective for 2013, as more fully discussed below under “—Introduction of Relative Performance Incentive (RPI).” As a result, the financial half of the NEOs’ 2013 annual cash incentive was based equally on (i) achievement of EPS targets and (ii) achievement of relative performance targets.

2013 EPS Targets.

The process used to set annual EPS targets starts with a review of plans and projections following bottom-up planning from the field, which considers factors such as:

•	activity growth potential;

•	pricing;

•	anticipated exploration and production (E&P) spending; and

•	introduction of new technology.

The Compensation Committee approved the following EPS performance targets and corresponding payouts at its January 2013 meeting, for purposes of the 2013 annual cash incentive:

2013 EPS Performance Targets	% of EPS Portion of Financial Half (Payout %)	% Increase — Target over 2012 EPS
Less than or equal to $4.19	0%
$4.20	50%	3%
$4.60	100%	13%
$5.00	200%	23%
$5.40	300%	33%

For 2013 EPS results between any two targets, the payout is prorated. As in prior years, no cash incentive is paid if the minimum 2013 EPS target is not met.

The EPS targets above included projected six-month results of $0.04 from operations in Iran. During the second quarter of 2013, Schlumberger ceased operations in Iran and classified the results of this business as a discontinued operation. Therefore, the Compensation Committee decided that for purposes of calculating the cash incentive payment based on EPS, it would reduce each of the EPS targets above by $0.04.

The Compensation Committee selected EPS as an appropriate absolute measure upon which to base half of the financial portion of the annual cash incentive because it is the primary absolute basis on which we set our performance expectations for the year; we believe that consistent EPS growth leads to long-term stockholder value; and EPS is the metric most widely used by investors and analysts to evaluate the performance of Schlumberger.

Introduction of Relative Performance Incentive (RPI). In July 2013, the Compensation Committee approved the introduction of a relative performance incentive (“RPI”) component to the financial half of the annual cash incentive component for all executive officers, effective for full-year 2013. In prior years, EPS was the sole metric used in calculating the financial half of the annual cash incentive for our executive officers. As a result, the financial half of annual cash incentive payouts for 2013 was based equally on:

•	EPS; and

•	our relative one-year performance as compared against Halliburton and Baker Hughes, measured by:

•	revenue growth (% change), and

•	pretax operating margin growth (basis points).

The RPI payouts, if any, to our NEOs are based on averages of the relative one-year performance of each of our business units and geographic areas worldwide, comparing whether our year-over-year revenue growth and margin improvement ranked better in each business unit and geographic area than that of our two RPI comparator companies.

The introduction of the RPI component did not result in an increase in the maximum incentive opportunity referred to above. The Committee adopted the RPI cash incentive component for the following reasons:

•	to create a stronger link between our senior executives and our senior management in the field, a portion of whose annual cash incentive opportunities had been recently tied to relative performance as against our two main competitors; and

•	to better assess management’s effectiveness against the comparator companies, so that performance would not be skewed by general economic performance.

Prior to the Compensation Committee’s adoption of the new RPI component in July 2013, management had provided the Committee with EPS forecasts for the third and fourth quarters of 2013. Based on actual results for the first half of 2013 and these forecasts, the Compensation Committee estimated that, assuming that the financial half of the cash incentive was based solely on the EPS targets established in January 2013 and excluding the effects of charges and credits as described above in “Annual Cash Incentive Decisions for 2013—EPS Results,” the 2014 cash incentive payout would be approximately 140% of the financial half of the annual cash incentive. The Committee also estimated that, were the RPI component in effect for the full 2013 fiscal year, the 2014 cash incentive payout would be less than 140%.

Halliburton and Baker Hughes were selected as our RPI comparator companies for 2013 because they are the only oilfield service companies that resemble Schlumberger in scale, scope and nature of business operations, and because Schlumberger and our investors believe they constitute our main global business competitors. Additionally, the Compensation Committee decided to exclude WesternGeco results for purposes of the RPI component due to the unavailability of timely financial results from WesternGeco’s own direct competitors and because Halliburton and Baker Hughes have no seismic operations.

The performance of each of our RPI comparator companies for purposes of calculating relative performance is derived from reported company results for 2012 to those for 2013. To the extent that these companies had not released financial results for full-year 2013, the Compensation Committee based its evaluation, where necessary, on estimates and projections of the companies’ financial results for 2013.

The table below summarizes the annual cash incentive program for our senior executive officers in effect for 2013 annual cash incentive decisions, as compared to the annual cash incentive plan in effect prior to 2013.

	Annual Cash Incentive — Prior to 2013	Annual Cash Incentive —2013

Annual Cash Incentive Mix	• 50% individual objectives • 50% financial objective (EPS)	• 50% individual objectives • 50% financial objectives, comprised of: • 25% EPS • 25% RPI (delta revenue and pretax operating margin growth)
Maximum Incentive Opportunity on Financial Objectives (% of financial target)	300%	300%

Maximum Incentive Opportunity on Personal Objectives (% of personal target)	100%	100%

Maximum Total Incentive Opportunity — Personal and Financial Objectives (% of total target)	200%	200%

2013 RPI Performance Levels.

The Compensation Committee approved the following performance payout schedule/matrix in July 2013:

RPI Performance Payout Schedule/Matrix

RPI Achievement	% of Total RPI Portion Payout
0%	0%
50%	100%
60%	200%
80%	300%

As with the EPS targets, for RPI achievement between any two levels, the RPI payout is prorated.

Under the standards approved by the Committee, achieving a RPI score of 60% or higher is extremely challenging. For example:

•	80% RPI achievement requires on average that all business units worldwide achieve a business unit score of 3 or better (on a scale of two to six, two being best) and most geographic areas to achieve a ranking of #1;

•	60% RPI achievement requires on average that all business units worldwide achieve a business unit score of 4 or better and most geographic areas to achieve a ranking of #1;

•	50% RPI achievement requires on average that all business units worldwide achieve a business unit score of 4 or better and most geographic areas to achieve a ranking of #1 and #2; and

•	0% RPI achievement implies an average business unit score of 5 or 6 and an area ranking ranging from #1 to #3.

For more information on how RPI performance is determined, see footnote 2 to the Grants of Plan-Based Awards Table beginning on page 53.

EPS Results. Schlumberger’s 2013 EPS was $5.10, which included a $0.77 credit from the gain relating to the formation of the OneSubsea joint venture, and $0.42 of charges related to the impairment of equity method investments, the reserve for certain receivables and a currency devaluation loss. The Compensation Committee decided that for purposes of calculating the EPS component of the cash incentive payment, it would exclude all of these charges and credits, which represented a net credit of $0.35. The Committee decided to exclude these unusual charges, consistent with the Company’s 2013 earnings announcement and presentation to investors, because they did not relate to Schlumberger’s ongoing operations and because the Committee believed that including them did not reflect Schlumberger’s operating trends. Similarly, the Committee believed that it would not be appropriate to include the $1.03 billion gain arising from the OneSubsea joint venture, as it was one-time in nature and also not related to Schlumberger’s ongoing operations. Schlumberger’s 2013 EPS, excluding these charges and credits, was $4.75. As a result, the Compensation Committee approved a payout of 147.5% of the EPS component of the annual cash incentive.

RPI Results. We achieved an RPI result in 2013 of 54.2%, resulting in a total RPI payout of 142%.

Personal Objectives

Fifty percent of an executive’s annual cash incentive opportunity is tied to achievement of personal objectives that are specific to each executive officer position and may relate to:

•	Group or geographical profitability or revenue growth;

•	market penetration;

•	acquisitions or divestitures; and

•	non-financial goals that are important to the Company’s success, including:

•	people-related objectives such as retention and diversity;

•	ethics and compliance;

•	safety objectives;

•	new technology introduction; and

•	any other business priority.

The award for the personal half of the annual cash incentive opportunity was based on the specific results each named executive officer achieved, as approved by the Compensation Committee. Personal objectives are set at the start of the fiscal year. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee evaluates the performance of the CEO in a similar way, subject to approval by the full Board.

Mr. Kibsgaard had objectives relating to quality and to health, safety and environmental (HSE), which he mainly achieved.

Mr. Kibsgaard had objectives relating to mergers and acquisitions and to research and product development, both of which he achieved.

Mr. Juden had objectives relating to compliance, which he mainly achieved.

Mr. Ayat had objectives relating to cost management and to compliance, which he mainly achieved.

Mr. Poupeau had objectives relating to establishing the Project Management Office, mergers and acquisitions and collaboration projects in China, which he mainly achieved.

Messrs. Kibsgaard, Belani and Ayat each had objectives relating to the OneSubsea joint venture, all of which they achieved.

Messrs. Ayat and Belani each had objectives relating to information technology global design, all of which they achieved.

2013 Annual Cash Incentive as a Percentage of Base Salary

Name	Total Incentive Range Eligibility (%)	Financial Half Range Eligibility (%)	Financial Half Incentive Achieved (%)	Personal Half Range Eligibility (%)	Personal Half Incentive Achieved (%)	Total 2013 Incentive Paid as a % of Base Salary(1), (2)
P. Kibsgaard	0-150	75	108.56	75	71.25	179.81

S. Ayat	0-100	50	72.38	50	47.60	119.98

A. Belani	0-100	50	72.38	50	47.80	120.18

J.-F. Poupeau	0-100	50	72.38	50	45.70	118.08

A. Juden	0-75	37.5	54.28	37.5	34.35	88.63

(1)	Equals the sum of both the financial half and the personal half of the annual cash incentive achieved, expressed as a percentage of base salary.

(2)	Mr. Pai and Mr. Oestdahl each resigned from their executive positions and assumed new, non-executive, positions of Advisor to the Chief Executive Officer effective May 8, 2013 and February 11, 2013, respectively. In light of their assumptions of their advisory positions in 2013, neither Mr. Pai nor Mr. Oestdahl was awarded any annual cash incentive payment for 2013 Company or personal performance. Accordingly, the discussion in this section relates solely to the NEOs other than Mr. Pai and Mr. Oestdahl.

Long-Term Equity Compensation

Long-term equity incentives continue to make up the largest portion of the compensation of our NEOs. They are designed to give NEOs and other high-value employees a longer-term stake in the Company, provide incentives for the creation of sustained stockholder value, act as long-term retention and motivation tools, and directly tie employee and stockholder interests over the longer term.

Introduction of Performance Share Units. Historically, our NEOs have received 100% of their LTI compensation in the form of stock options. In January 2013, the Compensation Committee approved a significant change to our LTI award mix, introducing grants of three-year PSUs to our NEOs and other senior executives, consistent with market practices at companies in the Comparator Groups. As a result, our NEOs and other senior executive officers in 2013 received 50% of their target LTI compensation in the form of three-year PSUs and 50% in the form of stock options. For the 2013 PSU grants, the Committee established performance goals using consolidated Return on Capital Employed (“ROCE”) as its performance measure to determine payouts, as more fully discussed below under “— 2013 PSU Performance Criteria.”

We introduced PSUs for the following reasons:

•	to create a stronger and more visible link between executive pay and Company performance;

•	to further align our executives’ interests with those of our stockholders;

•	to provide more balance to our LTI program and mitigate the impact of the volatility of the stock market on our LTI program;

•	to better incentivize and retain our senior executives; and

•	to move to an LTI program that is more consistent with practices at peer companies.

Awards of PSUs are currently limited to our NEOs and other senior executive officers. PSUs will become earned and vested at the end of the three-year performance period ending December 31, 2015, contingent on achievement of pre-determined performance targets, and will convert to shares of our common stock after the expiration of the performance period. No shares will be issued under the PSUs if we do not achieve a pre- established threshold performance level. No dividends will accrue or be paid on any PSUs during the performance period.

In approving the introduction of PSUs to the Company’s LTI compensation program, the Compensation Committee recognized that PSUs further align our executives’ compensation with the stock price returns experienced by our stockholders, while also incentivizing our executives to achieve strategic and financial goals that support our long-term performance. The Compensation Committee, however, reaffirmed its belief that stock options are a form of performance-based compensation, concluding that stock options should remain a significant component of our senior executive’s LTI compensation. This decision reflects the Compensation Committee’s strong belief that our senior executives’ long-term equity incentive compensation should remain directly linked to the performance of our stock, since the value of stock options is solely tied to the Company’s stock price, and any decline in the Company’s stock price should also have a negative impact on our executives’ pay.

The table below summarizes the mix, the performance measurements and general terms for the three-year PSUs and stock options awarded to the NEOs in 2013.

	PSUs	Stock Options

LTI 2013 Mix	50%	50%

Performance Measure	Return on Capital Employed	Stock price appreciation

Vesting Period	Cliff vesting on the third anniversary of the grant date	Generally vest in approximately five equal installments over five years

Restrictions/Expiration	Converted to common stock only upon vesting and achievement of performance criteria.	Expire 10 years from grant date

To aid in the transition to PSUs, the Compensation Committee in January 2013 also approved PSUs with one-year and two-year performance periods, solely for the 2013 grants. The mix of one-, two- and three-year PSUs provides a transition from an LTI program that was comprised wholly of stock options with annual ratable vesting over a five-year period, to a hybrid program under which 50% of the long-term incentive does not pay out, if at all, until the end of a three-year performance period. Beginning in 2014, all PSUs granted will vest over a three-year performance period with over-lapping three-year cycles, with any payout determined at the end of each cycle based on predetermined performance targets.

Value of Long-Term Equity Awards

The Compensation Committee determines the value of LTI awards to executive officers at its first meeting at the beginning of the fiscal year. The value of an LTI grant increases with the level of an executive’s responsibility at the Company, and for the CEO and our other NEOs is the largest element of their total direct compensation package. In determining the value of LTI awards granted to executive officers, the Compensation Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants for the other NEOs), first considers market data on the LTI value for the most comparable positions in the Company’s two peer groups, as well as several other factors, which may include:

•	the Company’s financial and operating performance during the relevant period;

•	the size and mix of the compensation elements for the executive officer;

•	retention;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	the total value and number of equity-based awards granted to an executive over the course of his or her career, together with the retentive effect of additional equity-based awards; and

•	internal equity of peer position career grants.

Once the Compensation Committee has determined, based on the relevant factors above in its discretion, the target dollar value of LTI awards for an NEO, the Committee grants 50% of this value in PSUs and 50% in stock options. The Committee believes that this mix of PSUs and stock options strikes an appropriate balance between rewarding increases in the market value of our common stock (stock options) and tying long-term compensation to achievement of specific performance goals that are not based solely on the stock market (PSUs). The target number of PSUs awarded to an executive is determined by dividing 50% of the total target LTI value by the estimated grant date fair value of a PSU; the number of options awarded is determined by dividing 50% of the total target LTI value by the estimated grant date fair value using the Black-Scholes formula.

The actual grant date fair value of each grant, computed in accordance with applicable accounting standards, is disclosed in the Grants of Plan-Based Awards For Fiscal Year 2013 table below. The tables below detail the approximate grant date fair value and number of PSUs and stock options granted in 2013 to the NEOs. Because of differences in how the grant date fair values of PSU and option awards must be calculated for accounting purposes, the amounts reported in the Summary Compensation Table may not reflect the same proportion of PSUs and stock options. The values given to equity compensation awards by the Compensation Committee are approximate grant date accounting values only, and the actual value that an NEO may realize depends on factors such as the NEO’s continued service, Schlumberger’s future stock price performance and the achievement of certain pre-established performance goals.

Annual Long-Term Equity Grants for 2013

The Compensation Committee approved (and in the case of Mr. Kibsgaard, the independent members of the Board of Directors ratified) the following awards for the NEOs in January 2013, based on review of comparative peer group data presented to the Committee, the highly competitive demand for talent in our industry, the Company’s strong operating performance and other factors as described above. For ease of comparison, the following table also shows the grant values of the NEOs’ 2012 annual long-term incentive compensation awards and the year-over-year percentage change between the two amounts.

Name	Number of Options Granted	Target Number of PSUs (1)	Target Value of 2013 Grants	Target Value of 2012 Grants	% Change
P. Kibsgaard	231,000	80,900	$11,500,000	$11,000,000	4.55%
S. Ayat	80,000	28,100	$4,000,000	$3,500,000	14.29%
S. Pai(2)	97,000	33,800	$4,800,000	$3,500,000	37.14%
A. Belani	72,000	25,300	$3,600,000	$3,250,000	10.77%
K.-E. Oestdahl(2)	72,000	25,300	$3,600,000	$3,500,000	2.86%
J.-F. Poupeau	64,000	22,500	$3,200,000	$2,900,000	10.34%
A. Juden	54,000	19,000	$2,700,000	$2,500,000	8.00%

(1)	Total number of target PSUs in this table includes only three-year PSUs granted in 2013 and excludes special transitional one- and two-year PSUs granted in 2013, which are described in detail below.

(2)	Each of Mr. Pai and Mr. Oestdahl forfeited the PSUs that were awarded to them as a result of their resignations from their respective executive officer positions.

•	Mr. Kibsgaard’s, Mr. Ayat’s and Mr. Juden’s 2013 LTI grants were each (i) slightly above the 75th percentile of the oil industry peer group and (ii) between the 50th and 75th percentile of the general industry peer group;

•	Mr. Pai’s 2013 LTI grant was at the 75th percentile of the general industry peer group (there being insufficient data for comparison with the oil industry peer group);

•	Mr. Belani’s and Mr. Oestdahl’s 2013 LTI grants were each slightly above the 75th percentile of the general industry peer group (there being insufficient data for comparison with the oil industry peer group); and

•	Mr. Poupeau’s 2013 LTI grant was slightly above the 75th percentile of both the peer groups.

Special 2013 Transition PSU Awards

In January 2013, the Compensation Committee also approved special grants to the NEOs of one-year and two-year PSUs to aid in the transition to PSUs, and are equal to the value of the three-year PSU awards described above. The target dollar values set forth below are split equally between the one-year and two-year PSUs, and the total target number of PSUs listed below reflects the total of the one-year and two-year PSUs. The Committee, based on market practice data from Pay Governance, approved the one-time one- and two-year performance grants because, in the initial year of transition to PSUs, the NEOs would be receiving only half of their LTI value (options), while the other half (PSUs) would not pay out, if at all, until the end of a three-year performance period. The Compensation Committee approved these special transition awards for 2013 only and intends to award only three-year PSUs in the future.

Name	Target Value of Grant	Target Number of PSUs(1)
P. Kibsgaard	$5,750,000	80,900
S. Ayat	$2,000,000	28,100
S. Pai	$2,400,000	33,800
A. Belani	$1,800,000	25,300
K.-E. Oestdahl	$1,800,000	25,300
J.-F. Poupeau	$1,600,000	22,500
A. Juden	$1,350,000	19,000

(1)	Total number of target PSUs in this table reflects only the special transitional one- and two-year PSUs granted in 2013.

2013 PSU Performance Measure and Goals

The Compensation Committee set goals for the 2013 PSUs based on absolute consolidated Return on Capital Employed (“ROCE”) goals for the Company over the applicable performance period. ROCE is a measure of the efficiency of our capital employed. We calculate ROCE as a ratio, the numerator of which is (a) income from continuing operations, excluding charges and credits plus (b) after-tax net interest expense, and the denominator of which is (x) stockholders’ equity, including non-controlling interests (average of beginning and end of each quarter in the year), plus (y) net debt (average of beginning and end of each quarter in the year). The Compensation Committee has the discretion to adjust the Company’s income from continuing operations to take into account the effect of externally disclosed, significant impacts or activities that are not representative of underlying business operations, such as divestitures, asset impairments and restructurings. Furthermore, the Committee evaluates, and may adjust for, the effect of acquisitions or divestments on a case-by-case basis for purposes of the ROCE calculation.

We selected ROCE because we believe that it is a comprehensive indicator of long-term Company and management performance, as it measures both profitability as well as the efficiency with which we deploy and utilize our capital. Our selection of ROCE as the performance measure for the 2013 PSUs is also consistent with our strategic direction and transformation initiatives. Furthermore, ROCE measures performance in a way that is tracked and understood by investors. The Compensation Committee believes that tying a part of our senior executives’ LTI pay to achievement of challenging ROCE targets will help to increase revenue and improve margins through pricing and continued focus on cost control. We chose an absolute measure rather than a relative one such as total shareholder return and EPS growth due to greater ability of our executives and key employees to directly impact our performance results. Furthermore, the Committee considered the difficulty of finding suitable comparators, insofar as oil and gas E&P companies have a different business model than we do, and because we are much larger than all of our direct oilfield service competitors.

Vesting of the PSUs is conditioned upon the Company’s achievement of annual pre-determined threshold ROCE of at least 12.5% for the applicable performance period, subject to continued employment. See “Potential Payments Upon Termination or Change in Control for Fiscal Year 2013— Termination of Employment—PSUs”

and “Potential Payments Upon Termination or Change in Control for Fiscal Year 2013— Change of Control—PSUs,” beginning on page 63 for more information. The performance periods for the one-year, two-year and three-year PSUs began on January 1, 2013 and end on December 31, 2013, 2014 and 2015, respectively. For the two-year and the three-year PSUs, the Company’s average annual ROCE will be used, calculated as the average ROCE for each calendar year contained in the measurement period.

The number of PSUs that will vest and convert to shares as of the vesting date can range from 0% to 250% of the number of PSUs awarded, depending on our performance during the performance period as illustrated in the following table. At the end of each measurement period, the Compensation Committee will certify the ROCE achieved and will determine the percentage of target shares earned based on the table below. In no event will payout exceed 250%. If the ROCE achieved is less than or equal to 12.5%, no shares will be issued.

Average Annual ROCE Achieved	% of Target Shares Earned (Payout %) (1)
Less than or equal to 12.5%	0%
15% (“Target”)	100%
20%	200%
Greater than or equal to 25%	250%

(1)	Fractional shares rounded up to the next whole share. Number of shares determined by linear interpolation between performance levels.

The Compensation Committee approved the PSU goals at the beginning of 2013 after consideration of the Company’s historical return on capital employed. The Committee also considered our internal forecasts at the time of grant, which indicated that achieving the target level of performance would be difficult but attainable. Our ROCE for 2011 and 2012 were 14.4% and 15.1%, respectively.

In January 2014, the Compensation Committee determined the results of the one-year performance period for the transitional one-year PSUs, relative to the performance criteria established at the beginning of the year. For purposes of calculating our ROCE for 2013, the Committee determined that it was appropriate to exclude the one-time gain and other effects from the OneSubsea transaction, as well as the charges described above in “Annual Cash Incentive Decisions for 2013—EPS Results,” as none of these reflected our ongoing operations. The exclusions of these charges and credits, as well as all effects of the OneSubsea transaction, resulted in a 2013 ROCE achievement of 16.3%, so that our NEOs earned 126% of the target shares under the transitional one-year PSUs.

Long-Term Equity Awards — Granting Process

The Compensation Committee is responsible for granting long-term equity-based compensation under our stock option and omnibus incentive plans. The Committee approves a preliminary budget for equity-based grants for the following year at each October Compensation Committee meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the Groups and approved by the CEO. The Compensation Committee approves and grants all equity-based awards, including executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board of Directors. Awards for the CEO are granted by the Committee following approval by the full Board.

The regular Board of Directors and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, generally on the third Thursday of January, April, July and October, and the committee meetings held the day before each Board meeting. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the equity award grant date as the day of the

Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time equity grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size or the mix of grants to reflect possible market reaction.

Typically, annual grants of equity-based awards to the NEOs and other senior executive officers are made at the January meeting of the Compensation Committee, while such annual grants for the rest of the Company’s eligible employees are made at the April meeting of the Committee. However, specific grants may be made at other regular meetings, to recognize the promotion of an employee, a change in responsibility or a specific achievement. The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been Schlumberger’s practice for many years.

Beginning in 2014, PSU grants will vest over a three-year performance period. Currently, our stock options vest ratably over five years, except for stock options granted to eligible employees in France, as these options have four-year cliff vesting (meaning that all options vest at a single point in time). Beginning in April 2014, all our stock options will vest ratably over five years. The Board and the Compensation Committee have the discretion to grant equity awards with different vesting schedules as they deem necessary.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The Company’s equity incentive plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;

•	re-pricing, or reducing the exercise price of a stock option;

•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant; or

•	granting options with a “reload” feature.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. The Board of Directors, upon recommendation of the Nominating and Governance Committee and the Compensation Committee, adopted revised executive stock ownership guidelines in 2011 applicable to executive officers and other key position holders. Senior executives are required to hold the numbers of shares equal to the multiple of base salary set forth below.

Title	Stock Ownership Multiple
Chief Executive Officer	6x base salary

Executive Vice Presidents	3x base salary

Executive Officers (non-EVP)	2x base salary

Key Staff Positions	1x base salary

All executives subject to the revised guidelines must retain 50% of net shares acquired upon the exercise of stock options and the vesting of PSUs, after payment of applicable taxes, until they achieve the required ownership level. The guidelines provide that executives have five years to comply with the ownership requirements. After the five-year period, executives who have not met their minimum stock ownership requirement must retain 100% of the net shares acquired upon stock option exercises and any PSU vesting until they achieve their required ownership level.

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs.

Prohibition on Speculation in Schlumberger Stock

Schlumberger’s insider trading policy prohibits executives from speculating in the Company’s stock, which includes, but is not limited to, short selling; buying or selling publicly-traded options, including writing covered calls; pledging; and hedging or any other type of derivative arrangement that has a similar economic effect.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to encourage long-term careers with the Company and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers longer-term benefit plans to be an important element of the total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice with respect to retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. The qualified plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and/or regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account or annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement which, at the discretion of the Company, may be offered to executive officers (other than the CEO) who are approaching retirement. This practice involves a transition into retirement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years, as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to provide for a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional equity incentive compensation or, once his or her work time is reduced, for an annual cash incentive.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers this Schlumberger standard. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for executive officers.

Limited Perquisites

Schlumberger provides only minimum perquisites to its executive officers, which (as to the NEOs) have been identified in the narrative notes to the Summary Compensation Table. The same perquisites are generally available to all professional-level employees. For example, relocation assistance is provided to all employees on a Company-wide basis.

No Employment Agreements

Our executive officers do not have employment, severance or change-in-control agreements, except for those in connection with phased retirement as described above. The Company’s executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers.

Recoupment of Performance-Based Cash Awards

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recouping performance-based cash awards in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based cash awards paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

2013 “Say-on-Pay” Advisory Vote to Approve Executive Compensation

Schlumberger provided stockholders a “say-on-pay” advisory vote to approve its executive compensation in April 2013. At Schlumberger’s 2013 annual general meeting of stockholders, stockholders expressed substantial support for the compensation of its NEOs, with approximately 96% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2013 annual advisory “say-on-pay” vote at its April meeting. The Compensation Committee also considers numerous other factors in evaluating Schlumberger’s executive compensation program as discussed in this CD&A. While each of these factors informed the Committee’s decisions regarding the NEOs’ compensation, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Impact of Tax Treatment

Schlumberger grants both incentive stock options and non-qualified stock options according to U.S. tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual covered employee. The Company’s equity incentive plans are intended to provide stock options that qualify as performance-based compensation for purposes of Section 162(m) so that stock options are not expected to be subject to the $1 million limitation. PSUs are also designed to meet the requirements for qualified performance-based compensation exempt from the deduction limitations of Section 162(m). The Compensation Committee believes that the lost deduction on cash compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to adjust incentives as determined appropriate under a plan that is not subject to the conditions of Section 162(m). Accordingly, the Compensation Committee retains the discretion to pay compensation that is subject to the $1,000,000 deductibility limit. Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax. The Company’s compensation programs and awards are designed to make them exempt from or compliant with Section 409A; however, there can be no guarantee that the programs and awards are so exempt or compliant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Tony Isaac Michael E. Marks, Chair	Adrian Lajous Lubna S. Olayan

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

2013 Summary Compensation Table

The following table sets forth the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2013 to the Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers who were serving as executive officers as of December 31, 2013, and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2013 (each an “NEO” or a “named executive officer”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)(7)		All Other Compensation ($)(8)		Total($)

P. Kibsgaard(1)	2013	1,700,000	—	11,399,619	5,740,350	3,056,800	779,191		161,580	(9)	22,837,540
Chief Executive Officer	2012	1,700,000	—	—	10,879,440	2,295,000	831,932		104,283		15,810,655
	2011	1,425,117	—	—	8,488,590	1,690,300	381,835		251,992		12,237,834

S. Ayat	2013	1,000,000	—	3,959,571	1,988,000	1,199,750	406,247		112,800	(10)	8,666,368
Executive Vice President and Chief Financial Officer	2012	1,000,000	—	—	3,474,320	880,000	747,789		65,043		6,167,152
	2011	941,667	—	—	5,908,840	918,100	628,901		100,535		8,498,043

S. Pai(2)	2013	518,765	—	4,762,758	2,328,000	0	0	(11)	340,021	(12)	7,949,544
Advisor to the Chief Executive Officer	2012	900,911	—	—	3,425,000	765,766	1,127,217		98,726		6,317,620
	2011	967,382	—	—	2,698,960	753,007	680,742		133,850		5,233,941

A. Belani(3)	2013	900,000	—	3,565,023	1,789,200	1,081,600	512,244		100,170	(13)	7,948,237
Executive Vice President, Technology	2012	900,000	—	—	3,220,720	769,500	837,595		107,193		5,835,008
	2011	886,661	—	—	4,054,470	736,600	606,705		287,557		6,571,993

K.-E. Oestdahl(4)	2013	816,521	—	3,565,023	1,789,200	0	0	(14)	188,657	(15)	6,359,401
Advisor to the Chief Executive Officer	2012	823,681	—	—	3,474,320	716,602	363,391		159,421		5,537,415
	2011	875,411	—	—	2,256,800	682,378	409,173		429,285		4,653,047

J.F. Poupeau	2013	727,000	—	3,170,475	1,590,400	858,400	336,108		76,482	(16)	6,758,865
Executive Vice President, Corporate Development and Communication

A. Juden	2013	750,000	—	2,677,290	1,341,900	664,750	189,624		74,196	(17)	5,697,760
Secretary and General Counsel

(1)	Mr. Kibsgaard was paid in Euros for part of 2011. For purposes of this Summary Compensation Table, such compensation has been determined using the 2011 full-year average exchange rate of 1 U.S. Dollar = 0.715 Euros.

(2)	Mr. Pai, who served as Executive Vice President, Operations until he assumed the position of Advisor to the Chief Executive Officer effective May 8, 2013, was paid in Euros. The “Stock Awards” column for Mr. Pai reflects the grant date fair value of 67,600 PSUs issued to him in January 2013 but that he forfeited in connection with the assumption of his advisory position. For purposes of this Summary Compensation Table, compensation has been determined using 2013, 2012, and 2011 average exchange rates of 1 U.S. Dollar = 0.755 Euros, 1 U.S. Dollar = 0.777 Euros, and 1 U.S. Dollar = 0.715 Euros, respectively. In connection with Mr. Pai’s assumption of his new advisory position, we entered into an employment agreement with him. For information regarding the employment agreement governing Mr. Pai’s current position, see “Agreements with Former Executive Officers” in the narrative section of this table.

(3)	Mr. Belani was paid in Euros for part of 2011. For purposes of this Summary Compensation Table, such compensation has been determined using the 2011 full-year average exchange rate of 1 U.S. Dollar = 0.715 Euros.

(4)	Mr. Oestdahl, who served as Executive Vice President Shared Services, Infrastructure and Distribution until he assumed the position of Advisor to the Chief Executive Officer effective February 11, 2013, was (i) paid in Norwegian Kronor for 10 months of 2013; (ii) paid in Euros for all of 2012; (iii) paid in Euros for 11 months in 2011; and (iv) paid in Norwegian Kronor for one month in 2011. The “Stock Awards” column for Mr. Oestdahl reflects the grant date fair value of 50,600 PSUs issued to him in January 2013 but that he forfeited in connection with the assumption of his advisory position. For purposes of this Summary Compensation Table, compensation has been determined using (A) the 2013, 2012, and 2011 full-year average exchange rates of 1 U.S. Dollar = 0.755 Euros, 1 U.S. Dollar = 0.777 Euros and 1 U.S. Dollar = 0.715 Euros, respectively, and (B) the 2013 and 2011 full-year average exchange rates of 1 U.S. Dollar = 5.868 Kronor and 1 U.S. Dollar = 5.579 Kronor, respectively. In connection with Mr. Oestdahl’s assumption of his new advisory position, we entered into an employment agreement with him. For information regarding the employment agreement governing Mr. Oestdahl’s current position, see “Agreements with Former Executive Officers” in the narrative section of this table.

(5)	The annual cash incentive paid to Schlumberger’s NEOs is included in the column “Non-Equity Incentive Plan Compensation.”

(6)	The amounts reported for 2013 reflect the introduction of PSUs in January 2013 and a reduction in the amount of stock options granted. Each amount reflected in the “Stock Award” column is the aggregate grant date fair value for standard three-year PSUs at target granted in January 2013, as well as for the transitional one- and two-year PSUs granted in connection with introduction of the PSU program. Each amount reflects an accounting expense and does not correspond to actual value that may be realized by an NEO in the future. As stated above in footnotes 2 and 4 to this table, Messrs. Pai and Oestdahl each forfeited the PSUs awarded to them in January 2013. The number of PSUs granted in 2013 to each NEO is provided in the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 53. The grant date fair value of these awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), as described in Note 13, “Stock-based Compensation Plans— Restricted Stock,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

The value of the 2013 PSUs at the grant date, assuming achievement of the maximum performance level of 250%, would be: Mr. Kibsgaard — $28,499,048; Mr. Ayat — $9,898,928; Mr. Pai — $11,906,895; Mr. Belani — $8,912,558; Mr. Oestdahl — $8,912,558; Mr. Poupeau — $7,926,188; and Mr. Juden — $6,693,225.

The NEOs may never realize any value from the PSUs and, to the extent that they do, the amounts realized may have no correlation to the amounts reported above.

The amount reflected in the “Options Award” column is the aggregate grant date fair value for option grants in 2013, computed in accordance with ASC Topic 718. This amount reflects an accounting expense and does not correspond to actual value that may be realized by the NEOs in the future. The number of options granted in 2013 to each NEO is provided in the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 53. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the grant date indicated.

	Stock Option Grant Date
	1/17/2013 (5-year vest options)	1/17/2013 (4-year vest options)
Dividend yield	1.7%	1.7%
Expected volatility	38.5%	38.4%
Risk-free interest rate	1.3%	1.2%
Expected option life	7.0 years	6.5 years

The NEOs may never realize any value from these stock options and, to the extent that they do, the amounts realized may have no correlation to the amounts reported above.

(7)	The changes in pension value reported in this column represent the increase in the actuarial present value of the named executive officer’s accumulated benefit under all benefit and actuarial pension plans. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement. There are no nonqualified deferred compensation earnings reflected in this column because no NEO received above-market or preferential earnings on such compensation during 2013, 2012 or 2011.

(8)	All of the perquisites included and described in the column “All Other Compensation” and the accompanying footnotes are generally available to all of the Company’s exempt employees. Relocation assistance is provided to all employees on a Company-wide basis.

(9)	The amount disclosed for Mr. Kibsgaard consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$112,200
Contributions to Schlumberger Profit-Sharing Plans	$7,650
Perquisites:
Tax preparation	$2,649
Spousal airfare for Board-related matters	$39,081
Total	$161,580

(10)	The amount disclosed for Mr. Ayat consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$48,750
Unfunded credits to the Schlumberger Restoration Savings Plan	$48,750
Contributions to Schlumberger Profit-Sharing Plans	$7,650
Contributions to Schlumberger 401(k) Plan	$7,650
Total	$112,800

(11)	The net change in actuarial present value of Mr. Pai’s accumulated benefits under relevant benefit and actuarial pension plans is -1,499,515, due to Mr. Pai’s forfeiture of amounts under the Supplementary French Defined Benefit Pension Plan in connection with his assumption of his non-executive advisory role. Since negative figures are not included in this column according to the SEC’s rules, the figure reflected above for 2013 is zero ($0).

(12)	The amount disclosed for Mr. Pai consists of the following:

Item
Contributions to Schlumberger Non-U.S. Profit-Sharing Plans	$92,597
Perquisites:
Tax preparation	$2,649
Vacation travel allowance	$2,071
Child education	$2,218
Vacation payout	$236,446
Medical dependent coverage	$4,040
Total	$340,021

(13)	The amount disclosed for Mr. Belani consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$42,435
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$42,435
Contributions to Schlumberger Profit-Sharing Plans	$7,650
Contributions to Schlumberger 401(k) Plan	$7,650
Total	$100,170

(14)	The net change in actuarial present value of Mr. Oestdahl’s accumulated benefits under relevant benefit and actuarial pension plans is -49,987, due to the non-accrual of additional amounts in the International Staff Pension Plan and an increase in the discount rate under such Plan from 4.25% to 4.85%. Since negative figures are not included in this column according to the SEC’s rules, the figure reflected above for 2013 is zero ($0).

(15)	The amount disclosed for Mr. Oestdahl consists of the following (contributions into the Norway DC Pension Plan were made in Kronor, with the amount disclosed below being determined by using the 2013 full-year average exchange rate of 1 U.S. Dollar = 5.868 Kronor):

Item
Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$58,521
Contributions to the Norway DC Pension Plan	$9,714
Perquisites:
Tax preparation	$2,649
Vacation travel allowance	$774
Relocation — movement of household goods	$20,418
Vacation payout	$96,581
Total	$188,657

(16)	The amount disclosed for Mr. Poupeau consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$30,591
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$30,591
Contributions to Schlumberger Profit-Sharing Plans	$7,650
Contributions to Schlumberger 401(k) Plan	$7,650
Total	$76,482

(17)	The amount disclosed for Mr. Juden consists of the following:

Item
Unfunded credits to the Schlumberger Supplementary Benefit Plan	$29,448
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$29,448
Contributions to Schlumberger Profit-Sharing Plans	$7,650
Contributions to Schlumberger 401(k) Plan	$7,650
Total	$74,196

Employment Agreements with Former Executive Officers

In 2013, Messrs. Oestdahl and Pai each resigned from their positions effective February 11, 2013 and May 8, 2013, respectively, and each assumed the role of advisor to the CEO. In connection with their respective resignations, they ceased being executive officers of the Company.

The Company entered into an employment agreement with Mr. Oestdahl effective as of March 1, 2013. Pursuant to this agreement, Mr. Oestdahl will serve through February 28, 2015, at which time his employment with the Company will terminate. Until the earlier of the date that Mr. Oestdahl commences new employment or February 28, 2015, he is entitled to a base salary of 396,231.49 Kronor per month. He is also entitled to continue to participate in the Company’s health, welfare and insurance plans and to continue to accrue benefits under the Company’s pension plans based on an annual base salary of 4,754,777.88 Kronor through February 28, 2015. Under the terms of the agreement, Mr. Oestdahl will continue to vest in stock options previously granted to him in accordance with the terms of the Company’s stock plans.

The Company entered into a similar employment agreement with Mr. Pai effective as of July 1, 2013. Pursuant to this agreement, Mr. Pai will serve through June 30, 2015, at which time his employment with the Company will automatically terminate. Mr. Pai received a €400,000.00 payment on January 29, 2014, and is also entitled to receive, on or before January 1, 2017, a payment of €308,180, being equal to his Supplementary French Defined Benefit Pension Plan earned and valued as of June 2013. Under the terms of the agreement, Mr. Pai will continue to vest in stock options previously granted to him in accordance with the terms of the Company’s stock plans.

Under both of Messrs. Oestdahl’s and Pai’s agreements, in the event of termination of employment on account of death or disability, the individual is entitled to any accrued base salary and benefits, including any death or disability benefits payable pursuant to Company plans. Such plans are generally available to all Company salaried employees. In the event of a termination by the Company for cause (defined as dishonesty relating to employment with the Company, conviction of a felony, or willful unauthorized disclosure of confidential information of the Company), the individual is entitled to receive only accrued base salary and benefits through his date of termination. The agreements also contain confidentiality provisions, agreements to execute a general waiver and release of claims, and non-competition provisions that apply to employment with specified competitors during the term of the agreement. If Mr. Pai’s or Mr. Oestdahl’s employment is terminated and he accepts employment with any of the specified competitors prior to the end of the term under his respective agreement, he must repay any amounts received under his agreement. Neither agreement provides for any severance or change in control benefits.

As noted above in the Compensation Discussion and Analysis, Schlumberger does not have employment, severance or change-in-control agreements with any of its other named executive officers.

Grants of Plan-Based Awards for Fiscal Year 2013

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to Schlumberger’s named executive officers during the year ended December 31, 2013.

									All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Full Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Kibsgaard			337,875	2,231,250	5,100,000
	Option	1/17/13							231,000	73.25	73.37	5,740,350
	1-year PSU	1/17/13					40,450	101,125				2,912,400
	2-year PSU	1/17/13					40,450	101,125				2,862,242
	3-year PSU	1/17/13					80,900	202,250				5,624,977

S. Ayat			132,500	875,000	2,000,000
	Option	1/17/13							80,000	73.25	73.37	1,988,000
	1-year PSU	1/17/13					14,050	35,125				1,011,600
	2-year PSU	1/17/13					14,050	35,125				994,178
	3-year PSU	1/17/13					28,100	70,250				1,953,793

S. Pai			0	0	0
	Option	1/17/13							97,000	73.25	73.37	2,328,000
	1-year PSU	1/17/13					16,900	42,250				1,216,800
	2-year PSU	1/17/13					16,900	42,250				1,195,844
	3-year PSU	1/17/13					33,800	84,500				2,350,114

A. Belani			119,250	787,500	1,800,000
	Option	1/17/13							72,000	73.25	73.37	1,789,200
	1-year PSU	1/17/13					12,650	31,625				910,800
	2-year PSU	1/17/13					12,650	31,625				895,114
	3-year PSU	1/17/13					25,300	63,250				1,759,109

K.-E. Oestdahl			0	0	0
	Option	1/17/13							72,000	73.25	73.37	1,789,200
	1-year PSU	1/17/13					12,650	31,625				910,800
	2-year PSU	1/17/13					12,650	31,625				895,114
	3-year PSU	1/17/13					25,300	63,250				1,759,109

J.F. Poupeau			96,328	636,125	1,454,000
	Option	1/17/13							64,000	73.25	73.37	1,590,400
	1-year PSU	1/17/13					11,250	28,125				810,000
	2-year PSU	1/17/13					11,250	28,125				796,050
	3-year PSU	1/17/13					22,500	56,250				1,564,425

A. Juden			74,531	492,188	1,125,000
	Option	1/17/13							54,000	73.25	73.37	1,341,900
	1-year PSU	1/17/13					9,500	23,750				684,000
	2-year PSU	1/17/13					9,500	23,750				672,220
	3-year PSU	1/17/13					19,000	47,500				1,321,070

(1)	Stock options were awarded under the 2008 Incentive Plan and the 2010 Omnibus Stock Incentive Plan. PSUs were awarded under the 2010 Omnibus Stock Incentive Plan.

(2)	These columns show the possible payouts for each NEO for fiscal year 2013 based on performance goals set in 2013. Possible payouts are performance-driven. Threshold, target and maximum potential payouts are based on the annual cash incentive range established for each NEO, which is expressed as a percentage of base salary for the year. For those NEOs who received base salary increases or annual cash incentive range increases, or both, during the year, potential payouts are determined by pro-rating the potential payout based upon the number of months a cash incentive range or base salary rate was in effect.

Actual cash incentive amounts earned for 2013 have already been determined, will be paid in February 2014 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s NEOs with respect to 2013 performance, please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Decisions for 2013.”

Relative Performance Incentive. In 2013, the Compensation Committee approved the introduction of a relative performance incentive (“RPI”) component to the financial half of the annual cash incentive component for all executive officers, as discussed in the section of the CD&A entitled “Annual Cash Incentive Decisions for 2013—Introduction of Relative Performance Incentive (“RPI”).” Any RPI payouts are based on averages of the relative one-year performance of each of our business units and geographic areas worldwide, comparing year-over-year revenue growth and margin growth in each business unit and geographic area against that of our two RPI comparator companies. To determine the RPI achievement across all of our business units and geographic areas worldwide, we first determine each company’s comparative ranking in each geographic area, and then determine each business unit’s score in each GeoMarket region based on a scale from 2 (if the business unit ranked first on each measure) to 6 (if it ranked third on each measure). For these purposes, we and the two RPI comparator companies are ranked in each geographic area based on full-year 2013 revenue growth and margin growth. References to “geographic areas” generally are to the geographic areas of the Company as to which financial results are publicly reported (e.g., North America, Latin America, and Middle East & Asia), and for the RPI comparator companies, the same or their nearest equivalent reported geographic area.

A business unit’s score in each geographic area is determined by a combination of area ranking and business unit score based on a matrix of zero to 100%. We average a business unit’s results for all GeoMarkets within a geographic area to determine that business unit’s geographic area score, in each case weighting each GeoMarket and each segment equally. We then average the geographic area RPI scores for each business unit to determine its average global RPI score. The RPI achievement for our NEOs is the average of the global RPI scores of our global business units.

Once the global RPI percentage achievement is calculated, the result is compared to the performance payout schedule/matrix established by the Committee in July 2013.

(3)	Relates to PSUs issued under our 2010 Omnibus Stock Incentive Plan. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation— Introduction of Performance Share Units” beginning on page 38 for a detailed description of our PSUs, including the criteria to be applied in determining the amounts payable. See also “Potential Payments Upon Termination or Change in Control for Fiscal Year 2013— Termination of Employment—PSUs” and “Potential Payments Upon Termination or Change in Control for Fiscal Year 2013— Change in Control—PSUs,” beginning on page 63. We valued the PSUs by multiplying the number of PSUs (at target) and $72.00, $70.76 and $69.53, each being the grant date fair value for the 1-year, 2-year and 3-year PSUs, respectively. “Target” represents the number of PSUs awarded in 2013, and “Maximum” reflects the highest possible payout (250% of the grant). The award agreements under which the PSUs were issued do not specify a threshold. Vested PSUs are paid in shares of our common stock, and the payout, if any, with respect to PSUs will occur at the end of the performance period (for our three-year PSUs, January 2013 through December 2015), and is calculated in the manner described in the “Long-Term Incentive Compensation— Introduction of Performance Share Units” section of the CD&A. PSUs do not accrue dividends or dividend equivalents prior to vesting.

(4)	The stock option awards have an exercise price equal to the average of the high and low per share prices of our common stock on the dates of grant. Stock options exercises may be paid in cash or by tendering shares of our common stock. Applicable tax obligations may be paid in cash or by withholding of shares of our common stock. The stock options granted in January 2013 vest in five equal annual installments, except for options granted to employees in France, which are subject to four-year cliff vesting.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information regarding unexercised stock options outstanding and outstanding PSU awards for each of our NEOs as of December 31, 2013.

		Option Awards				Stock Awards
Name	Option/PSU Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

P. Kibsgaard	7/19/2006	6,000	0	63.545	7/19/2016
	1/17/2008	47,000	0	84.930	1/17/2018
	1/22/2009	0	20,000	37.845	1/22/2019
	4/23/2009	0	20,000	45.880	4/23/2019
	1/21/2010	28,200	18,800	68.505	1/21/2020
	2/4/2010	38,400	25,600	63.760	2/4/2020
	1/20/2011	55,200	82,800	83.885	1/20/2021
	7/21/2011	50,000	75,000	89.995	7/21/2021
	1/19/2012	85,800	343,200	72.110	1/19/2022
	1/17/2013	0	231,000	73.250	1/17/2023
	1/17/2013					50,967	(3)	4,568,307	121,350	(4)	10,934,849

S. Ayat	1/18/2006	60,000	0	54.235	1/18/2016
	1/17/2007	100,000	0	58.455	1/17/2017
	1/17/2008	60,000	0	84.930	1/17/2018
	1/22/2009	100,000	25,000	37.845	1/22/2019
	1/21/2010	57,000	38,000	68.505	1/21/2020
	1/20/2011	75,200	112,800	83.885	1/20/2021
	1/19/2012	27,400	109,600	72.110	1/19/2022
	1/17/2013	0	80,000	73.250	1/17/2023
	1/17/2013					17,703	(3)	1,595,217	42,150	(5)	3,798,137

S. Pai(6)	1/18/2006	80,000	0	54.235	1/18/2016
	7/19/2006	30,000	0	63.545	7/19/2016
	1/17/2008	40,000	0	84.930	1/17/2018
	1/22/2009	68,000	17,000	37.845	1/22/2019
	4/23/2009	48,000	12,000	45.880	4/23/2019
	1/21/2010	0	47,000	68.505	1/21/2020
	2/4/2010	0	68,000	63.760	2/4/2020
	10/21/2010	0	83,334	64.225	10/21/2020
	1/20/2011	0	88,000	83.885	1/20/2021
	1/19/2012	0	137,000	72.110	1/19/2022
	1/17/2013	0	97,000	73.250	1/17/2023

A. Belani	1/18/2006	92,632	0	54.235	1/18/2016
	1/17/2007	46,577	0	58.455	1/17/2017
	1/17/2008	60,000	0	84.930	1/17/2018
	1/22/2009	100,000	25,000	37.845	1/22/2019
	1/21/2010	35,400	23,600	68.505	1/21/2020
	1/20/2011	51,600	77,400	83.885	1/20/2021
	1/19/2012	25,400	101,600	72.110	1/19/2022
	1/17/2013	0	72,000	73.250	1/17/2023
	1/17/2013					15,939	(3)	1,436,263	37,950	(7)	3,419,675

K.-E. Oestdahl(8)	1/17/2008	20,000	0	84.930	1/17/2018
	1/22/2009	0	2,400	37.845	1/22/2019
	4/23/2009	3,000	3,000	45.880	4/23/2019
	1/21/2010	0	6,000	68.505	1/21/2020
	1/20/2011	16,000	24,000	83.885	1/20/2021
	4/21/2011	0	30,000	90.065	4/21/2021
	1/19/2012	0	109,600	72.110	1/19/2022
	1/17/2013	0	72,000	73.250	1/17/2023

		Option Awards				Stock Awards
Name	Option/PSU Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J.F. Poupeau	1/18/2006	20,000	0	54.235	1/18/2016
	4/19/2006	20,000	0	66.030	4/19/2016
	7/19/2007	40,000	0	92.700	7/19/2017
	1/22/2009	28,000	7,000	37.845	1/22/2019
	1/21/2010	18,000	12,000	68.505	1/21/2020
	1/20/2011	18,800	28,200	83.885	1/20/2021
	1/19/2012	12,400	49,600	72.110	1/19/2022
	7/19/2012	11,000	44,000	68.830	7/19/2022
	1/17/2013	0	64,000	73.250	1/17/2023
	1/17/2013					14,175	(3)	1,277,309	33,750	(9)	3,041,213

A. Juden	1/22/2009	1	14,000	37.845	1/22/2019
	1/21/2010	31,200	20,800	68.505	1/21/2020
	1/20/2011	27,600	41,400	83.885	1/20/2021
	1/19/2012	19,600	78,400	72.110	1/19/2022
	1/17/2013	0	54,000	73.250	1/17/2023
	1/17/2013					11,970	(3)	1,078,616	28,500	(10)	2,568,135

(1)	Options granted in January 2006 have four-year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. The grants listed in the table above that were made after January 2006 have five-year ratable vesting and no profit cap, except for options granted to employees in France, which have four-year cliff vesting.

(2)	The market value is equal to the product of (x) $90.11, the closing price of Schlumberger’s common stock at December 31, 2013, and (y) the number of unvested PSUs reflected in the previous column.

(3)	Reflects the number of shares of Schlumberger common stock that were issued upon vesting, on January 17, 2014, of one-year PSUs issued in January 2013.

(4)	Reflects 40,450 PSUs at the target award level that vest on January 17, 2015 and 80,900 PSUs at the target award level that vest on January 17, 2016, each subject to the achievement of the applicable performance conditions.

(5)	Reflects 14,050 PSUs at the target award level that vest on January 17, 2015 and 28,100 PSUs at the target award level that vest on January 17, 2016, each subject to the achievement of the applicable performance conditions.

(6)	Mr. Pai forfeited all PSUs that had been issued to him in 2013 in connection with his assumption of a non-executive advisory position with the Company.

(7)	Reflects 12,650 PSUs at the target award level that vest on January 17, 2015 and 25,300 PSUs at the target award level that vest on January 17, 2016, each subject to the achievement of the applicable performance conditions.

(8)	Mr. Oestdahl forfeited all PSUs that had been issued to him in 2013 in connection with his assumption of a non-executive advisory position with the Company.

(9)	Reflects 11,250 PSUs at the target award level that vest on January 17, 2015 and 22,500 PSUs at the target award level that vest on January 17, 2016, each subject to the achievement of the applicable performance conditions.

(10)	Reflects 9,500 PSUs at the target award level that vest on January 17, 2015 and 19,000 PSUs at the target award level that vest on January 17, 2016, each subject to the achievement of the applicable performance conditions.

Option Exercises and Stock Vested for Fiscal Year 2013

The following table sets forth certain information with respect to stock options exercised and restricted stock units that vested during 2013 for our NEOs.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value Realized on Exercise($) (c)	Number of Shares Acquired on Vesting(#) (d)	Value Realized on Vesting ($) (e)
P. Kibsgaard	100,000	3,291,522

S. Ayat	0	0

S. Pai	0	0

A. Belani	10,791	392,430

K.-E. Oestdahl	38,800	967,117	6,000	476,190

J.-F. Poupeau	0	0	8,000	634,920

A. Juden	57,999	2,657,712

Stock Awards (Columns (d) and (e))

The following table provides details of stock awards vested and value realized in 2013.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date(1)	Value Realized on Release	Description
K.-E. Oestdahl	02/04/2010	02/04/2013	6,000	$79.37	$476,190	Shares underlying vested RSUs
J.-F. Poupeau	02/04/2010	02/04/2013	8,000	$79.37	$634,920	Shares underlying vested RSUs

(1)	Represents the average of the high and low prices of Schlumberger common stock on the applicable release date.

Pension Benefits for Fiscal Year 2013

Schlumberger maintains the following pension plans for executive officers and other employees, which provide for lifetime pensions upon retirement, based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);

•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);

•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);

•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and

•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year
P. Kibsgaard	SLB Pension Plan	5.75	186,719	0
	STC Pension Plan	5.00	172,625	0
	SLB Supplementary Plan	5.75	1,873,336	0
	STC Supplementary Plan	4.25	244,754	0
	SLB International Staff Pension Plan	3.20	172,994	0

S. Ayat	SLB Pension Plan	7.25	498,807	0
	STC Pension Plan	0.75	70,194	0
	SLB Supplementary Plan	7.25	2,547,972	0
	STC Supplementary Plan	0.50	5,077	0
	SLB French Supplementary Plan	0.75	182,649	0
	SLB International Staff Pension Plan	10.60	777,364	0

S. Pai	SLB Pension Plan	5.00	302,614	0
	STC Pension Plan	7.25	276,433	0
	SLB Supplementary Plan	5.00	1,271,052	35,217(3)
	STC Supplementary Plan	3.75	394,269	10,924(3)
	SLB French Supplementary Plan	3.75	0	0
	SLB International Staff Pension Plan	9.60	386,311	0

A. Belani	SLB Pension Plan	8.75	677,817	0
	STC Pension Plan	2.58	50,428	0
	SLB Supplementary Plan	8.75	2,313,041	0
	STC Supplementary Plan	2.58	123,105	0
	SLB International Staff Pension Plan	10.00	587,993	0

K.-E. Oestdahl	SLB International Staff Pension Plan	19.00	2,074,985	0

J.-F. Poupeau	SLB Pension Plan	2.91	131,326	0
	STC Pension Plan	14.25	559,735	0
	SLB Supplementary Plan	2.91	493,732	0
	STC Supplementary Plan	6.83	629,076	0
	SLB International Staff Pension Plan	9.00	583,110	0

A. Juden	SLB Pension Plan	9.75	278,829	0
	SLB Supplementary Plan	8.83	523,377	0
	SLB International Staff Pension Plan	2.40	174,573	0

(1)	The Company does not grant and does not expect to grant extra years of credited service to named executive officers under the pension plans. The “Number of Years of Credited Service” column reflects each named executive officer’s actual years of service as a participant in each plan.

(2)	The present value of accumulated benefits is calculated using the 1994 Group Annuity Mortality Table and a discount rate of 4.85% at December 31, 2013. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2013 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, 85, but not before the named executive officer reaches 55.

(3)	Payment distributions to Mr. Pai commenced under the terms of this supplementary plan as a result of his change in position in 2013.

Tax-Qualified Pension Plans

Both the SLB Pension Plan and the STC Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger.

Since January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65; however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Messrs. Poupeau and Pai are eligible for early retirement with a reduced pension. Additionally, under the “rule of 85,” an employee or executive officer who terminates employment after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Messrs. Ayat and Belani are eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a lifetime annuity.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the NEOs were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the SLB Supplementary Plan and the STC Supplementary Plan provide non-tax-qualified pension benefits. Each of these plans, which have substantially identical terms, provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code of 1986, as amended (the “Code”) limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee leaves the Company before the age of 50 with five years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. Messrs. Ayat and Belani are eligible for retirement with an unreduced pension under the rule of 85, described above. Nonqualified plan benefits are paid to an employee upon separation from service, provided the employee has attained the age of 55, or if earlier, the age of 50 with 20 years of service. Payment is made as a joint and survivor annuity, if married; otherwise, payment is made as a life-only annuity. Payment to key employees is delayed six months following separation from service. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

French Supplementary Pension Plan

Effective January 2006, the Company adopted the SLB French Supplementary Plan for exempt employees in France. The plan complements existing national plans and provides a pension beginning after age 60 when an employee retires from Schlumberger and is eligible for a French state pension under the current rules at the time of retirement. The benefit is equivalent to 1.5% of admissible compensation (generally base salary and cash incentive) above the earnings cap for fewer than fifteen years of service and 2% of admissible compensation for more than fifteen years of service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated after age 55, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees who otherwise would be unable to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries, along with mandatory contributions by employees.

Prior to January 2010, benefits under this plan were based on a participant’s admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive) for each year in which the employee participated in the plan and the employee’s length of service. The benefit earned up to December 31, 2009 is 2.4% of admissible compensation prior to completion of 15 years of service, and 3.2% of admissible compensation for each year of service after 15 years. Following the completion of 20 years of service, the benefit earned with respect to the first 15 years of service is increased to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement with a reduction, at or after age 50 with 20 years of service. Messrs. Ayat and Belani are eligible for normal retirement with no reduction. Messrs. Poupeau and Pai are eligible for early retirement with a reduced pension.

Since January 1, 2010, the benefit earned has been equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement with a reduction, at or after age 55.

Nonqualified Deferred Compensation for Fiscal Year 2013

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the NEOs.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
P. Kibsgaard	SLB Supplementary Plan	0	112,200	146,931	0	539,256
	SLB Restoration Savings Plan	0	0	-365	0	84,778
	International Staff Plan	0	0	14,145	0	110,036

S. Ayat	SLB Supplementary Plan	0	48,750	93,133	0	390,075
	SLB Restoration Savings Plan	97,500	48,750	43,525	0	531,089
	International Staff Plan	0	0	157,391	0	1,267,253

S. Pai	SLB Supplementary Plan	0	0	52,654	0	379,708
	SLB Restoration Savings Plan	0	0	-5,824	0	1,354,150
	International Staff Plan	0	92,597	81,582	0	727,239

A. Belani	SLB Supplementary Plan	0	42,435	80,202	0	347,299
	SLB Restoration Savings Plan	212,175	42,435	77,673	0	1,418,754
	International Staff Plan	0	0	160,172	0	997,327

K.-E. Oestdahl	International Staff Plan	0	58,521	54,351	0	481,327
	Norway DC Pension Plan	0	9,714	0(4)	0	26,015(4)

J.-F. Poupeau	SLB Supplementary Plan	0	30,591	46,534	0	197,233
	SLB Restoration Savings Plan	152,955	30,591	52,120	0	872,615
	International Staff Plan	0	0	2,567	0	19,971

A. Juden	SLB Supplementary Plan	0	29,448	46,171	0	158,861
	SLB Restoration Savings Plan	147,240	29,448	54,822	0	813,916
	International Staff Plan	0	0	0	0	0

(1)	The amounts reported in the “Executive Contributions in Last FY” column represent elective contributions of a portion of a named executive officer’s base salary and non-equity incentive plan compensation to the SLB Restoration Savings Plan (which amounts are also included as 2013 “Salary” and 2013 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table).

(2)	The amounts reported in the “Company Contributions in Last FY” column represent Schlumberger’s contributions to each named executive officer’s SLB Supplementary Plan, SLB Restoration Savings Plan, Norway DC Pension Plan and International Staff Plan accounts, as applicable, which amounts are also reported as 2013 “All Other Compensation” in the Summary Compensation Table.

(3)	The amounts reported in the “Aggregate Balance at Last FYE” column represent balances from the SLB Restoration Savings Plan, the SLB Supplementary Plan, the Norway DC Pension Plan and the International Staff Plan, and include various amounts previously reported in the Summary Compensation Table as All Other Compensation.

(4)	Under Norway law, the Company does not have access to an employee’s aggregate earnings/losses under the Norway DC Pension Plan. For this reason, the figure reflected above in the “Aggregate Earnings in Last FY” column is zero ($0). Also for this reason, the “Aggregate Balance at Last FYE” column reflects only Company contributions.

SLB Supplementary Benefit Plan—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-tax-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The SLB Supplementary Plan provides an eligible employee with discretionary Company profit sharing contributions that are not permissible under the applicable tax-qualified plan due to Code limits on (1) annual compensation that can be taken into account under the qualified plan and (2) annual benefits that can be provided under the qualified plan. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plan, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the SLB Supplementary Plan if the employee terminates employment before completing four years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan. Payment to key employees is delayed six months following separation from service.

SLB Restoration Savings Plan

The SLB Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including the named executive officers. The SLB Restoration Savings Plan allows an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plan because of Code limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15% or, effective January 1, 2013, up to 50%) of his or her compensation (generally base salary and cash incentive) over the Code compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. For employees who participate in a Schlumberger pension plan, the amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. For employees who do not participate in a Schlumberger pension plan, the matching contribution is 100% on the first 6% deferred by the employee. Historically, the Company has not made a matching contribution in non-profitable years; provided, however, that effective January 1, 2013, the match is made each payroll period and is not contingent on profits. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Short-Term Fixed Income Fund (-0.43% in 2013) under the Schlumberger Master Profit Sharing Trust. Matching contributions and related interest vest based on the employee’s years of service, as follows:

2 years	33 1⁄3	% vested
3 years	66 2⁄3	% vested
4 years	100	% vested

An employee’s account fully vests on his or her death, his or her 60th birthday or plan termination. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all benefits under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates. Payment to key employees is delayed six months following separation from service.

SLB International Staff Profit-Sharing Plan

Schlumberger maintains the SLB International Staff Profit-Sharing Plan, which provides for an annual employer contribution based on admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive). Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the SLB International Staff Profit-Sharing Plan will be forfeited upon a determination by the SLB International Staff Profit-Sharing Plan’s administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

Potential Payments Upon Termination or Change in Control for Fiscal Year 2013

No Additional Payments Upon Termination or Change in Control

Schlumberger’s executive officers generally receive the same benefits as other employees. As is the case with other compensation arrangements, any differences are generally due to local (country-specific) requirements. In line with this practice, executive officers do not have employment agreements, “golden parachutes” or change in control agreements, except for employment agreements in connection with phased retirement. The Company’s executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers.

All salaried employees who receive stock options, and all senior executives who receive PSUs, are subject to the same terms and conditions in the event of a termination or change in control, except for certain stock options assumed in connection with our 2010 acquisition of Smith, none of which are held by any NEO.

Phased Retirement

Schlumberger has a practice of phased retirement, which may be offered to executive officers (other than the CEO) approaching retirement, at the discretion of the Company. See “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion.

Termination of Employment

Stock Options. This section summarizes the consequences for NEOs and other employees under our stock option plans and standard form of stock option award agreement in the event an option holder’s employment terminates.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period

Voluntary termination with consent of the Company or termination by the Company other than for cause	No additional vesting	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company for cause	None	Vested and unvested options forfeited immediately.

Disability	Full vesting	Exercisable at any time during the 60-month period after termination due to disability or during the remainder of the option period, whichever is shorter.*

Retirement (as defined in the applicable plan or award agreement)	No additional vesting	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination due to retirement or during the remainder of the option period, whichever is shorter.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period

Death	Full vesting	Exercisable at any time during the 60-month period after termination due to death or during the remainder of the option period, whichever is shorter.

*	In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability is not applicable to incentive stock options granted prior to January 2008, and such awards are exercisable for only three months following termination of employment.

Notwithstanding the vesting and exercisability provisions described above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise the option until the earlier of (i) 60 months following the date of the optionee’s termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

PSUs. This section summarizes the consequences for NEOs holding PSUs granted under the Company’s 2010 Omnibus Stock Incentive Plan and subject to the Company’s standard form of 1-year, 2-year or 3-year PSU award, in the event the PSU holder’s employment terminates.

One-year PSUs are automatically forfeited upon the holder’s termination of employment with the Company and its subsidiaries for any reason prior to the vesting date (i.e., the 1-year anniversary of the grant date).

Two-year and 3-year PSUs are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the vesting date (i.e., the 2- or 3-year anniversary of the grant date as applicable).

•	If the holder’s employment terminates on account of retirement, disability, or death on or after the first anniversary of the grant date, the holder will vest on the regularly-scheduled vesting date in the number of PSUs determined by multiplying (i) the number of PSUs that would have vested as determined based on satisfaction of the specified performance conditions had the holder’s employment not terminated and (ii) a fraction, the numerator of which is the number of days that elapsed between the grant date and the date of the holder’s termination of employment and the denominator of which is 730 for 2-year PSUs and 1095 for 3-year PSUs.

•	If an individual terminates employment for another reason, terminates employment on account of retirement, disability, or death, or ceases to be employed in an eligible position, in each case before the first anniversary of the grant date, no additional vesting is provided and the individual will automatically forfeit all such PSUs without consideration.

For these purposes “retirement” is defined as termination of employment with the Company and all subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all subsidiaries; and “disability” is defined as a disability (whether physical or mental impairment) which totally and permanently incapacitates the holder from any gainful employment in any field which the holder is suited by education, training, or experience, as determined by the Compensation Committee.

In addition, for all PSU awards, if a holder engages in “detrimental activity,” the PSU holder will automatically forfeit the PSUs without the payment of any consideration. “Detrimental activity” is defined as any activity that is determined by the Compensation Committee to be detrimental to the interests of the Company or any of its subsidiaries, including disclosures of confidential or proprietary information, engaging in certain competitive activities, soliciting Company employees or customers, or otherwise taking any action that harms the business interests, reputation, or goodwill of the Company, prior to the date the awards are settled.

Because the 1-year, 2-year, and 3-year PSU awards held by each NEO as of December 31, 2013 were granted on January 17, 2013, the termination of an NEO’s employment for any reason (including as a result of death, disability or retirement) as of December 31, 2013, would result in the executive’s automatic forfeiture of all PSUs without consideration as of such date. As previously stated, Messrs. Pai and Oestdahl each forfeited all PSUs that had been issued to them in 2013 in connection with their assumption of non-executive advisory positions with the Company.

Change in Control

Stock Options. Pursuant to Schlumberger’s stock option plans and standard form of stock option award agreement (other than awards issued under the 2010 Omnibus Stock Incentive Plan and awards issued under the 2013 Omnibus Stock Incentive Plan), in the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, become fully exercisable and vested, and all holders will be permitted to exercise their options for 30 days prior to the cancellation of the awards as of the effective date of such event. Under the 2010 Omnibus Stock Incentive Plan and the 2013 Omnibus Stock Incentive Plan, the Compensation Committee retains the discretion to adjust outstanding awards in the event of corporation transactions and outstanding options may be, but are not required to be, accelerated upon such a transaction.

The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 31, 2013 that would become vested upon the occurrence of death, disability or a change in control in which Schlumberger is not the surviving entity and alternative provisions are not made for the assumption of awards, as described in the preceding paragraphs. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of Schlumberger common stock.

Name	Amount ($)(1)
P. Kibsgaard	13,598,324
S. Ayat	6,151,395
S. Pai	11,032,821
A. Belani	5,341,038
K.-E. Oestdahl	3,723,876
J.-F. Poupeau	3,708,820
A. Juden	3,760,449

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 31, 2013 ($90.11) and the exercise price of the stock option as of such date.

If Schlumberger merges or consolidates with another entity and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock options plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

PSUs. Under Schlumberger’s 2010 Omnibus Stock Incentive Plan, in the event of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, the Board of Directors may, in its sole discretion, (1) provide for the acceleration of the vesting of any awards, including PSUs, or (2) decide to cancel any awards, including PSUs, and deliver cash to the holders in an amount that the Board of Directors determines in its sole discretion is equal to the fair market value of such awards on the date of such event. However, no current agreement with respect to the PSUs currently provides for any definitive special treatment upon such a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation.

The following table sets forth the value of the unvested PSUs at target held by each NEO as of December 31, 2013 that would become vested upon the occurrence of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation assuming that the Board of Directors elects to accelerate the vesting of PSUs as provided in the previous paragraph. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the price of Schlumberger common stock and achievement by the Company of the relevant performance metric.

Name	Amount ($)(1)
P. Kibsgaard	14,579,798
S. Ayat	5,064,182
A. Belani	4,559,566
J.-F. Poupeau	4,054,950
A. Juden	3,424,180

(1)	Calculated based on the product of the closing price of Schlumberger common stock on December 31, 2013 ($90.11) and the number of outstanding PSUs at target as of such date. Messrs. Pai and Oestdahl forfeited all PSUs issued to them in January 2013 when they assumed their non-executive positions in 2013. Therefore, they are not included in this table.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, see the “Pension Benefits for Fiscal Year 2013” table and accompanying narrative above and the “Nonqualified Deferred Compensation for Fiscal 2013” table and accompanying narrative above.

The following table sets forth the amounts as of December 31, 2013 of benefit payments that would be accelerated under the Schlumberger Restoration Savings Plan upon a change in control.

Name	Amount ($)
P. Kibsgaard	84,778
S. Ayat	482,339
S. Pai	1,354,150
A. Belani	1,376,319
K.-E. Oestdahl	0
J.-F. Poupeau	842,024
A. Juden	784,468

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all US employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65. For Schlumberger employees who turn age 40 prior to 2014, and excluding those employees who became Schlumberger employees as a result of the Smith acquisition, retiree medical benefits continue beyond age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION IN FISCAL YEAR 2013

Following review of comparative market data provided by Pay Governance, the Compensation Committee in 2013 determined not to increase non-employee director compensation.

Non-employee directors receive an annual cash retainer of $100,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. Directors who are employees of Schlumberger do not receive compensation for serving on the Board. Additionally, Schlumberger’s current practice is to grant each non-employee director shares of Schlumberger common stock each April. Effective April 30, 2013, Schlumberger granted each non-employee director 2,250 shares of Schlumberger common stock. Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

Mr. Tony Isaac was elected non-executive Chairman of the Board in April 2012, having previously served as Schlumberger’s independent lead director. In January 2012, the Board, upon recommendation of the Compensation Committee and based on market data provided by Pay Governance, determined that in consideration of the additional responsibilities required of an independent non-executive Chairman of the Board, Mr. Isaac’s annual compensation for service as independent non-executive Chairman of the Board would be $400,000, in addition to amounts otherwise payable to Mr. Isaac as a director, as described in the paragraph above. Accordingly, the amount for Mr. Isaac in the Director Compensation table below (under the “Fees Earned or Paid in Cash” column) includes this increased compensation. Mr. Isaac did not participate in any discussions or in the decision regarding his compensation.

The following table provides information on Schlumberger’s compensation for non-employee directors in 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Peter L.S. Currie	120,000	167,468	—	—	—	33,529	(4)	320,997
Tony Isaac	530,000	167,468	—	—	—	13,828	(4)	711,296
K. Vaman Kamath	130,000	167,468	—	—	—	—		297,468
Nikolay Kudryavtsev	120,000	167,468	—	—	—	—		287,468
Adrian Lajous	130,000	167,468	—	—	—	35,953	(4)	333,421
Michael E. Marks	130,000	167,468	—	—	—	14,807	(4)	312,275
Elizabeth A. Moler(5)	27,500	—	—	—	—	—		27,500
Lubna S. Olayan	120,000	167,468	—	—	—	—		287,468
Leo Rafael Reif	130,000	167,468	—	—	—	25,237	(4)	297,468
Tore I. Sandvold	120,000	167,468	—	—	—	21,688	(4)	309,156
Henri Seydoux	120,000	167,468	—	—	—	—		287,468

(1)	Reflects cash fees earned, without taking into account any election to defer receipt of such fees. Ordinarily, the annual cash retainer is paid in cash, but non-employee directors can elect to have their retainer paid in stock or deferred under the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

If an independent director joins our Board or becomes Chair of a committee of our Board after the start of any year, he or she will receive compensation prorated according to the number of months during which he or she served in that position during that year. As a result, the fees disclosed in this column are subject to adjustment in cases where an independent director has served less than one full year or has changed committee memberships or chairmanships during the year.

(2)	The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2013 computed in accordance with applicable accounting standards, based on the closing stock price on the grant date, without taking into account any election to defer receipt of such stock award. Amounts rounded up to nearest dollar. A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by our directors, please read the footnotes to the table below under “Stock Ownership Information—Security Ownership by Management.”

(3)	Schlumberger reimburses non-management directors for travel and other business expenses incurred in the performance of their services for Schlumberger.

(4)	Represents amounts paid for spousal airfare in connection with Board meetings. Some of these amounts were paid in Euros. For purposes of this column, such compensation was determined using the 2013 full-year average exchange rate of 1 U.S. Dollar = 0.755 Euros.

(5)	Ms. Moler did not stand for re-election at the April 2013 annual general meeting of stockholders.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each non-employee Board member must, within five years of joining the Board, own at least 10,000 Schlumberger common shares or restricted stock units. As of December 31, 2013, each of our current non-employee directors who have been Board members for at least five years is in compliance with these stock ownership guidelines.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of December 31, 2013 for all equity compensation plans approved by our stockholders. Schlumberger currently has no equity compensation plans, other than 401(k) savings plans, that are not approved by our stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of such outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	46,109,719(2)	$70.335	39,527,550(3)
Equity compensation plans not approved by security holders

Total	46,109,719(2)	$70.335	39,527,550(3)

(1)	The weighted average price does not take into account the shares issuable upon vesting of outstanding PSUs or restricted stock units (“RSUs”), which have no exercise price.

(2)	This amount includes 4,170,783 RSUs and PSUs (with PSUs calculated at target) awarded under our equity compensation plans. The PSUs are payable in common stock after the relevant performance period is ended. RSUs are subject to three-year cliff vesting, except for RSUs granted to employees in France, which vest ratably. RSUs are forfeited upon retirement. Also includes 46,342 shares of common stock issuable upon the exercise of outstanding stock options assumed in the 2010 acquisition of Smith.

(3)	Includes 159,437 shares of common stock issuable under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Equity compensation plans approved by Schlumberger stockholders include the 2013 Omnibus Stock Incentive Plan; the 2010 Schlumberger Omnibus Stock Incentive Plan; the Schlumberger Discounted Stock Purchase Plan, as amended; the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors; the Schlumberger 2008 Stock Incentive Plan, as amended; and the Schlumberger 2005 Stock Incentive Plan, as amended; the Schlumberger 2001 Stock Option Plan, as amended; the Schlumberger 1998 Stock Option Plan, as amended; and the Schlumberger 1994 Stock Option Plan, as amended.

ITEM 3. FINANCIAL STATEMENTS

Following completion of the audit procedures performed by PricewaterhouseCoopers LLP, the following are submitted to the Company’s stockholders for approval pursuant to Schlumberger’s Articles of Incorporation:

•	the Company’s Consolidated Balance Sheet as at December 31, 2013;

•	its Consolidated Statement of Income for the year ended December 31, 2013, as audited by PricewaterhouseCoopers LLP; and

•	the amount of dividends declared by the Board of Directors during 2013.

These items are included in the Schlumberger 2013 Annual Report to Stockholders, which is provided concurrently with this proxy statement. Stockholders should refer to these items in considering this agenda item.

Required Vote

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the Company’s 2013 Annual Report to Stockholders. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 3.

ITEM 4. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been selected by the Audit Committee as the independent registered public accounting firm to audit the annual financial statements of the Company for the year 2014. Although ratification is not required by our By-Laws or otherwise, as a matter of good corporate governance, we are asking stockholders to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm. If the selection is not approved, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend the 2014 annual general meeting of stockholders, will have the opportunity to make a statement if he or she desires to do so, and be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2013 and 2012 annual financial statements and reviews of quarterly financial statements and other audit services, and

•	the other services described below that were billed in 2013 and 2012.

	Year Ended December 31,
	2013	2012
	(in thousands)
Audit Fees(1)	$15,368	$14,914
Audit-Related Fees(2)	$691	$731
Tax Fees(3)	$2,530	$2,323
All Other Fees(4)	$1,101	$3,970

Total	$19,690	$21,938

(1)	Includes fees for statutory audits. Reflects incremental fees of approximately $25,000 not previously reflected for 2012.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other permitted tax services.

(4)	Consists primarily of fees for permitted advisory services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all services provided to the Company and its subsidiaries by Schlumberger’s independent registered public accounting firm. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2013 and 2012, all audit and non-audit services were pre-approved by the Audit Committee.

Required Vote

A majority of the votes cast is required to approve this Item 4. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 4.

AUDIT COMMITTEE REPORT

During 2013, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to applicable Public Company Accounting Oversight Board (“PCAOB”) requirements. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002, and rules adopted or proposed to be adopted by the SEC and the NYSE. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm with the Audit Committee under applicable rules adopted by the PCAOB.

The Company’s independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing reviews and discussions, the Audit Committee recommended that the Board include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Peter L.S. Currie, Chair	Nikolay Kudryavtsev
K. Vaman Kamath	Adrian Lajous

STOCK OWNERSHIP INFORMATION

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of December 31, 2013 (except as otherwise noted) with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock, based on the information reported by such persons in their Schedule 13D and 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 1,306,440,330 shares of common stock outstanding on January 31, 2014.

Name and Address	Beneficial Ownership of Common Stock
	Number of Shares	Percentage of Class

BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	80,945,107	6.2%
The Vanguard Group - 23-1945930(2) 100 Vanguard Blvd. Malvern, PA 19355	66,032,217	5.1%

(1)	Based solely on a Statement on Schedule 13G/A filed on February 11, 2014. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 65,876,918 shares, sole investment power with respect to 80,888,857 shares, and shared voting power and shared investment power with respect to 56,250 shares.

(2)	Based solely on a Statement on Schedule 13G filed on February 11, 2014. Such filing indicates that The Vanguard Group - 23-1945930 has sole voting power with respect to 2,155,117 shares, sole investment power with respect to 64,019,008 shares, and shared investment power with respect to 2,013,209 shares.

Security Ownership by Management

The following table sets forth information known to Schlumberger with respect to beneficial ownership of the Company’s common stock as of January 31, 2014 by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table below and subject to applicable community property laws, to Schlumberger’s knowledge the persons named in the table below have sole voting and investment power with respect to the securities listed. None of the shares are subject to any pledge.

The number of shares beneficially owned by each person or group as of January 31, 2014 includes shares of common stock that such person or group has the right to acquire within 60 days of January 31, 2014, including upon the exercise of options to purchase common stock or the vesting of restricted stock units. References to options in the footnotes to the table below include only options outstanding as of January 31, 2014 that are currently exercisable or that become exercisable within 60 days of January 31, 2014, and references to any restricted stock, restricted stock units or PSUs (collectively, “restricted stock”) in the footnotes to the table below include only restricted stock outstanding as of January 31, 2014 and that are currently vested or that vest within 60 days of January 31, 2014.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 1,306,440,330 shares of common stock outstanding on January 31, 2014, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2014.

As of January 31, 2014, no director, director nominee or named executive officer owned more than 1% of the outstanding shares of Schlumberger’s common stock. All directors and executive officers as a group owned less than 1% of the outstanding shares of our common stock at January 31, 2014.

Name	Shares
Simon Ayat	769,328	(1)
Ashok Belani	567,125	(2)
Peter L.S. Currie	29,300
Tony Isaac	23,250	(3)
K. Vaman Kamath	9,000
Maureen Kempston Darkes	0
Paal Kibsgaard	683,817	(4)
Nikolay Kudryavtsev	10,000
Alex Juden	181,529	(5)
Adrian Lajous	18,732	(6)
Michael E. Marks	35,000	(7)
Kjell-Erik Oestdahl	95,436	(8)
Lubna S. Olayan	6,750
Satish Pai	546,428	(9)
Jean-Francois Poupeau	263,959	(10)
Leo Rafael Reif	15,250
Tore I. Sandvold	27,250
Henri Seydoux	11,250
All directors and executive officers as a group (27 persons)	4,597,944	(11)

(1)	Includes options to purchase 618,650 shares.

(2)	Includes options to purchase 526,659 shares. Also includes 3,435 shares held in Mr. Belani’s Schlumberger International Profit Sharing Plan account.

(3)	All shares held in the name of Mr. Isaac’s spouse. Excludes 5,000 shares the receipt of which Mr. Isaac has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(4)	Includes options to purchase 552,850 shares. Includes 40,000 shares held in the name of Mr. Kibsgaard’s spouse.

(5)	Includes options to purchase 156,501 shares.

(6)	Not standing for re-election in 2014. Includes 14,232 shares held through a limited liability company in which Mr. Lajous has an indirect interest. Excludes 14,750 shares the receipt of which Mr. Lajous has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(7)	Includes 27,000 shares held indirectly by a limited liability company controlled by Mr. Marks. Also includes 10,000 shares held indirectly by a family trust of which Mr. Marks is a co-trustee and co-beneficiary. Excludes 2,000 shares the receipt of which Mr. Marks has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes options to purchase 94,200 shares.

(9)	Includes options to purchase 358,000 shares.

(10)	Includes options to purchase 227,050 shares.

(11)	Includes options to purchase 3,561,339 shares, and excludes 21,750 shares the receipt of which directors have deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, among others, to file an initial report of ownership of Schlumberger common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, that with respect to the fiscal year ended December 31, 2013, all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Exchange Act.

OTHER INFORMATION

Stockholder Proposals for 2015 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2015 annual general meeting of stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than October 23, 2014.

Pursuant to the rules under the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2015 annual general meeting of stockholders if the stockholder making the proposal has not given notice to the Company by January 6, 2015.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC, including financial statements and schedules thereto, without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $15,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden
Secretary

Houston, Texas

February 12, 2014

SCHLUMBERGER LIMITED 5599 SAN FELIPE, 17TH FLOOR HOUSTON, TX 77056

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40767-P20448	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHLUMBERGER LIMITED
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

Nominees:

1a.    Peter L.S. Currie

1b.   Tony Isaac

1c.    K. Vaman Kamath

1d.   Maureen Kempston Darkes

1e.    Paal Kibsgaard

1f.    Nikolay Kudryavtsev

1g.   Michael E. Marks

1h.   Lubna S. Olayan

1i.    Leo Rafael Reif

1j.    Tore I. Sandvold

1k.   Henri Seydoux

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
				The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2. 3. 4.

To approve, on an advisory basis, the Company’s executive compensation.

To approve the Company’s 2013 financial statements and declarations of dividends.

To approve the appointment of the independent registered public accounting firm.

						☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M40768-P20448

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

Proxy Solicitation on Behalf of the Board of Directors

Annual General Meeting of Stockholders

April 9, 2014

The undersigned hereby appoints Aede Gerbranda, Robin van Bokhorst and Margo Troll-Weusten, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon any other matters that may properly come before the Annual General Meeting of Stockholders, all of the shares of Common Stock of Schlumberger Limited (SCHLUMBERGER N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao on April 9, 2014, at 10:00 a.m. Curaçao time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF STOCKHOLDERS, THE PERSONS NAMED IN THIS PROXY WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.